Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274153

Prospectus Supplement No. 1 to Prospectus dated May 8, 2024

TAOPING INC.

Up to 20,043,394 Ordinary Shares

This prospectus supplement amends and supplements the prospectus dated May 8, 2024, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (Registration Statement No. 333-274153). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, which was furnished to the Securities and Exchange Commission on September 5, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are traded under the symbol “TAOP” on the Nasdaq Capital Market. On September 4, 2024, the closing price of our Ordinary Shares on the Nasdaq Capital Market was $0.50.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is September 5, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of, September 2024

Commission File Number 001-35722

TAOPING INC.

(Translation of registrant’s name into English)

21st Floor, Everbright Bank Building

Zhuzilin, Futian District

Shenzhen, Guangdong, 518040

People’s Republic of China

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F: Form 20-F ☒ Form 40-F ☐

EXPLANATORY NOTE

Taoping Inc. (the “Company”) is furnishing this Form 6-K to provide the unaudited consolidated financial statements for the six months ended June 30, 2024 and 2023 and incorporate such financial statements into the Company’s registration statements referenced below.

This Form 6-K is hereby incorporated by reference into the registration statements of the Company on Form S-8 (Registration Numbers 333-256600 and 333-211363) and Form F-3 (Registration Numbers 333-262181 and 333-229323) to the extent not superseded by documents or reports subsequently filed or furnished by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING INFORMATION

This Report on Form 6-K contains forward-looking statements and information relating to us that are based on the current beliefs, expectations, assumptions, estimates and projections of our management regarding our company and industry. When used in this report, the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These statements reflect management’s current view of us concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others: our potential inability to achieve or sustain profitability, our independent registered auditors’ substantial doubt about our ability to continue as a going concern, unfavorable economic conditions that may affect the level of technology and Out-of-Home advertising spending by our customers, the emergence of additional competing technologies, changes in domestic and foreign laws, regulations and taxes, uncertainties related to China’s legal system and economic, political and social events in China, the volatility of the securities markets, and other risks and uncertainties which are generally set forth under the heading, “Key information - Risk Factors” and elsewhere in our Annual Report on Form 20-F filed on April 25, 2024 (the “Annual Report”). Should any of these risks or uncertainties materialize, or should the underlying assumptions about our business and the commercial markets in which we operate prove incorrect, actual results may vary materially from those described as anticipated, estimated or expected in the Annual Report.

All forward-looking statements included herein attributable to us or other parties or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 5, 2024	TAOPING INC.

	By:	/s/ Jianghuai Lin
Jianghuai Lin
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Unaudited Interim Consolidated Financial Statements as of June 30, 2024 and for the six months ended June 30, 2024 and 2023
99.2	Operating and Financial Review and Prospects in Connection with the Interim Consolidated Financial Statements for the six months ended June 30, 2024
99.3	Press Release dated September 5, 2024
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Presentation Linkbase Document
104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

Exhibit 99.1

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

F-1

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2024 AND DECEMBER 31, 2023

	NOTES	June 30, 2024	December 31, 2023
		(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	2(d)	$480,300	$1,300,855
Accounts receivable, net	2(e)	7,436,851	8,063,280
Accounts receivable-related parties, net	2(e)	243,186	630,775
Advances to suppliers		15,041,800	12,015,810
Prepaid expenses		148,782	349,558
Inventories, net	7	3,218,169	1,250,567
Other current assets	12(a)	881,179	1,640,070
TOTAL CURRENT ASSETS		27,450,267	25,250,915

Property, equipment and software, net	8	6,130,763	6,677,484
Long-term investments	14	139,145	86,889
Other assets, non-current, net	12(b)	359,519	811,026
TOTAL ASSETS		$34,079,694	$32,826,314

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term bank loans	10	$7,950,679	$8,547,509
Accounts payable		1,506,094	832,436
Advances from customers		1,881,098	1,199,732
Advances from customers-related parties		35,606	90,880
Amounts due to related parties	6(c)	1,581,883	3,037,607
Accrued payroll and benefits		648,993	626,151
Other payables and accrued expenses	16	4,232,648	5,224,225
Income tax payable		53,894	55,262
Convertible note payable	15	350,930	449,215
TOTAL CURRENT LIABILITIES		18,241,825	20,063,017

TOTAL LIABILITIES		18,241,825	20,063,017

EQUITY
Ordinary shares, 2024 and 2023: par $0; authorized capital 100,000,000 shares; shares issued and outstanding, June 30, 2024: 6,626,051 shares; December 31, 2023: 2,891,822 shares*;	18	168,279,087	165,115,938
Additional paid-in capital	18	22,553,364	22,603,523
Reserve	17	10,209,086	10,209,086
Accumulated deficit		(208,163,804)	(208,752,548)
Accumulated other comprehensive income		22,960,136	23,587,298
Total equity of the Company		15,837,869	12,763,297
Non-controlling interest		-	-
Total Equity		15,837,869	12,763,297

TOTAL LIABILITIES AND EQUITY		$34,079,694	$32,826,314

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-2

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

		Six Months Ended	Six Months Ended
	NOTES	June 30, 2024	June 30, 2023
		(Unaudited)	(Unaudited)
Revenue – Products		$11,242,840	$8,074,534
Revenue – Products-related parties	6(a)	133,832	71,420
Revenue – Software		4,007,671	3,777,209
Revenue – Advertising		2,568,614	1,316,932
Revenue – Other		124,630	835,555
Revenue – Other-related parties	6(b)	960	2,359
TOTAL REVENUE		18,078,547	14,078,009

Cost – Products		10,276,804	7,386,299
Cost – Software		1,282,985	1,711,442
Cost – Advertising	2(o)	2,376,672	1,090,137
Cost – Other		1,394	15,231
TOTAL COST		13,937,855	10,203,109

GROSS PROFIT		4,140,692	3,874,900

Administrative expenses		2,781,775	3,750,087
Research and development expenses		1,224,244	1,585,894
Selling expenses		259,029	215,152
(LOSS) FROM OPERATIONS		(124,356)	(1,676,233)

Subsidy income		43,641	142,324
Income (loss) from long-term investments		70,968	(836)
Other income (loss), net		954,447	40,767
Interest expense and debt discounts, net of interest income		(350,609)	(261,812)

Income (loss) before income taxes		594,091	(1,755,790)

Income tax expense	11	(5,347)	(34,513)

Net income (loss) from continuing operations		588,744	(1,790,303)
Net income (loss) from discontinued operations	9	-	(18,727)
NET INCOME (LOSS)		588,744	(1,809,030)
Less: Net income (loss) attributable to the non-controlling interest		-	-
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY		$588,744	$(1,809,030)

Income (loss) per share – Basic and Diluted*
CONTINUING OPERATIONS
Basic	5	$0.13	$(1.09)
Diluted	5	$0.13	$(1.09)

DISCONTINUED OPERATIONS
Basic	5	$-	$(0.01)
Diluted	5	$-	$(0.01)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO THE COMPANY*
Basic	5	$0.13	$(1.10)
Diluted	5	$0.13	$(1.10)

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. The computation of basic and diluted EPS was retroactively adjusted for all periods presented.

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-3

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
	(Unaudited)	(Unaudited)
Net income (loss)	$588,744	$(1,809,030)
Other comprehensive loss:
Foreign currency translation loss	(627,162)	(93,674)
Comprehensive income (loss)	(38,418)	(1,902,704)
Comprehensive loss attributable to the non- controlling interest	-	-
Comprehensive income (loss) attributable to the Company	$(38,418)	$(1,902,704)

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-4

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(Unaudited)

	Ordinary shares*		Additional Paid-in	Statutory	Accumulated	Accumulated other comprehensive	Non- controlling
	Shares	Amount	Capital	Reserve	deficit	income	interest	Total
BALANCE AS AT JANUARY 1, 2024	2,891,822	$165,115,938	$22,603,523	$10,209,086	$(208,752,548)	$23,587,298	$-	$12,763,297
Issuance of ordinary shares for financing (Note 18)	3,440,000	2,887,990	-	-	-	-	-	2,887,990
Conversion of convertible note (Note 15)	294,229	275,159	(50,159)	-	-	-	-	225,000
Net income for the year	-	-	-	-	588,744	-	-	588,744
Foreign currency translation gain	-	-	-	-	-	(627,162)	-	(627,162)
BALANCE AS AT JUNE 30, 2024(unaudited)	6,626,051	$168,279,087	$22,553,364	$10,209,086	$(208,163,804)	$22,960,136	$-	$15,837,869

	Ordinary shares*		Additional Paid-in	Statutory	Accumulated	Accumulated other comprehensive	Non- controlling
	Shares	Amount	Capital	Reserve	deficit	income	interest	Total
BALANCE AS AT JANUARY 1, 2023	1,587,371	$161,404,797	$22,447,083	$10,209,086	$(208,054,607)	$23,610,333	$-	$9,616,692
Stock-based payment for consulting fee (Note 18)	50,000	340,000	-	-	-	-	-	340,000
Issued common stock for Equity Incentive Plan (Note 18)	200,000	1,360,000	-	-	-	-	-	1,360,000
Net loss for the year	-	-	-	-	(1,809,030)	-	-	(1,809,030)
Foreign currency translation gain	-	-	-	-	-	(93,674)	-	(93,674)
Common stock issued for business acquisition	6,718	49,218	-	-	-	-	-	49,218
BALANCE AS AT JUNE 30, 2023(unaudited)	1,844,089	$163,154,015	$22,447,083	$10,209,086	$(209,863,637)	$23,516,659	$-	$9,463,206

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-5

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income (loss)	$588,744	$(1,809,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for credit losses on accounts receivable, other current assets, and advances to suppliers:	1,697,478	973,909
Provision for obsolete inventories	10,736	8,458
Depreciation	1,129,724	1,510,586
Amortization of intangible assets and other asset	66,382	-
Amortization of convertible note discount	96,979	-
Stock-based payments for consulting services	136,000	32,603
Stock-based compensation to employees	-	1,360,000
Loss on sale of property and equipment	-	46,716
Loss on dissolution of a subsidiary	83,590	-
(Income) loss on long-term investments	(70,968)	23,597
Exchange difference	(405,086)	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(523,008)	2,167,863
Decrease in accounts receivable - related parties	375,384	35,420
Increase in inventories	(1,850,538)	(5,662,408)
Decrease in other non-current assets	435,384	469,271
Decrease (increase) in other current assets and prepaid expenses	642,965	(52,530)
(Increase) decrease in advances to suppliers	(3,870,028)	75,810
Decrease in other payables and accrued expenses	(673,810)	(69,239)
Increase in advances from customers	717,987	141,601
Decrease in advances from customers - related parties	(53,510)	(1,869)
Decrease in amounts due to related parties	(1,393,175)	-
Increase (decrease) in accounts payable	291,561	(200,632)
Increase in payroll payable and benefits	35,208	253,721
Decrease in lease liability	-	(3,022)
Increase in income tax payable	-	28,904
Net cash used in operating activities	(2,532,001)	(670,271)

INVESTING ACTIVITIES
Proceeds from sales of property and equipment	-	237,635
Purchases of property and equipment	(776,838)	(564,311)
Consideration paid for acquisition	-	(21,394)
Net cash used in investing activities	(776,838)	(348,070)

FINANCING ACTIVITIES
Borrowings from related parties	-	433,173
Repayment of short-term bank loans	(388,690)	(86,779)
Issued common stock	2,887,990	-
Net cash provided by financing activities	2,499,300	346,394

Effect of exchange rate changes on cash and cash equivalents	(11,016)	110,570

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(820,555)	(561,377)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING	1,300,855	1,023,240
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, ENDING	$480,300	$461,863

Supplemental disclosure of cash flow information:
Cash paid during the year
Income taxes	$10,876	$34,513
Interest	$233,330	$-

	Six Months Ended	Six Months Ended
	June 30, 2024	June 30, 2023
Reconciliation to amounts on consolidated balance sheets
Cash and cash equivalents from continuing operations	$480,300	$460,147
Cash and cash equivalents from discontinued operations	-	1,716
Total cash, cash equivalents, and restricted cash	$480,300	$461,863

Supplemental disclosure of significant non-cash transactions*:

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

In April 2023, the Company issued the second phase of approximately 6,718 restricted ordinary shares with a fair value of approximately $49,000, for the acquisition of Zhenjiang Taoping IoT Tech. Co., Ltd (“ZJIOT”), upon the satisfaction of certain performance targets.

In May 2023, the Company issued 50,000 restricted shares to a consultant as its service compensation for the service period from May 26, 2023 to May 25, 2024. The fair value of the 50,000 ordinary shares was $340,000, which is amortized over the service period.

In May 2023, the Company issued 200,000 ordinary shares with fair value of approximately $1,360,000 to certain directors, executive officers, and employees as compensations for their services.

In March 2024, the holder of the Company’s convertible promissory note issued in September 2023 converted an amount of $50,000 of partial principal and accrued interest with a conversion price at $0.8790 per share into 56,882 ordinary shares of the Company.

In April 2024, the holder of the Company’s convertible promissory note issued in September 2023 converted an amount of $75,000 of partial principal and accrued interest with a conversion price at $0.8579 per share into 87,422 ordinary shares of the Company.

In May 2024, the holder of the Company’s convertible promissory note issued September 2023 converted an amount of $100,000 of partial principal and accrued interest with a conversion price at $0.6670 per share into 149,925 ordinary shares of the Company.

The accompanying notes are an integral part of the unaudited consolidated financial statements

F-6

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, PRINCIPAL ACTIVITIES AND MANAGEMENT’S PLANS

Taoping Inc. (f/k/a China Information Technology, Inc.), together with its subsidiaries (the “Company”), is a provider of cloud-based technologies for Smart City IoT platforms, digital advertising delivery, and other internet-based information distribution systems in China. Its Internet ecosystem enables all participants of the new media community to efficiently promote branding, disseminate information, and exchange resources. In addition, the Company provides a broad portfolio of software and hardware with fully integrated solutions, including information technology infrastructure, Internet-enabled display technologies, and IoT platforms to customers in government, education, residential community management, media, transportation, and other private sectors.

In May 2018, we changed our corporate name from “China Information Technology Inc.” to “Taoping Inc.”, to reflect our current business operations in the new media and IoT industries. In 2021, Information Security Tech International Co. Ltd. (“IST HK”), one of the Company’s Hong Kong subsidiaries then, changed its corporate name to Taoping Group (China) Ltd. to reflect the Company’s current corporate structure to be in line with the new business strategies. As listed in the table below, these services are provided through the Company’s operating subsidiaries, primarily in Hong Kong and mainland China.

In June 2021, the Company consummated an acquisition of 100% of the equity interest of Taoping New Media Co., Ltd (“TNM”), a leading media operator in China’s out-of-home digital advertising industry. Mr. Jianghuai Lin, the Chairman and CEO of the Company, who then owned approximately 24.6% of total shares outstanding of the Company, owned approximately 51% of TNM. TNM focuses on digital life scenes and mainly engaged in selling out-of-home advertising time slots on its networked smart digital advertising display terminals with artificial intelligence and big data technologies. The acquisition of TNM is expected to enhance the Company’s presence in the new media and advertising sectors.

In 2021, the Company launched blockchain related new business in cryptocurrency mining operations and newly established subsidiaries in Hong Kong to supplement its diminished Traditional Information Technology (TIT) business segment as a part of new business transformation. However, due to the decreased output and the highly volatile cryptocurrency market, the Company had ceased the operation of cryptocurrency mining business by December 2022, and continues to focus the efforts on its digital adverting, smart display and the newly added smart community and related businesses.

As the cessation of the operation of cryptocurrency mining business represent a strategic shift in the Company’s strategy that will have a major effect on the Company’s operations and financial results, the operations of cryptocurrency mining business have been presented as “discontinued operations” in the Company’s consolidated financial statements. See Note 10.

In September 2021, the Company and the Company’s wholly owned subsidiary, Information Security Technology (China) Co., Ltd. (“IST”) entered into an equity transfer agreement with Mr. Jianghuai Lin, the sole shareholder of iASPEC Technology Group Co., Ltd. (“iASPEC”). Upon closing of the equity transfer, the Company’s variable interest entity structure was dissolved and iASPEC became a wholly owned indirect subsidiary of the Company.

In January 2022, the Company completed the acquisition of 100% equity interest of ZJIOT, aiming to accelerate the Company’s smart charging pile and digital new media businesses in East China.

As a result of the Company’s business transformation and its exit from the TIT business, the Company disposed of 100% equity interests of iASPEC (excluding iASPEC’s subsidiaries) which mainly conducted the Company’s TIT business to an unrelated third party for nil consideration on June 7, 2022. The disposition resulted in a total recorded income of approximately $3.0 million for the Company for the year ended December 31, 2022.

The Company disposed of 100% equity interests of TDL to an unrelated third party for nil consideration on September 6, 2023, and disposed of 100% equity interests of TDAL and TCL (including their respective subsidiary) to an unrelated third party for nil consideration on October 27, 2023. The disposition resulted in a total recorded loss of $16,184 for the Company for the year ended December 31, 2023.

In May 2023, the Company established a subsidiary Taoping EP Holdings (Shenzhen) Co., Ltd. with a majority stake of 51%, to explore the new off-grid wastewater treatment business line.

In September 2023, the Company acquired 80% equity from other shareholders of Fujian Taoping Investment Co., Ltd. with nil consideration, to expand its digital advertising and other businesses in Fujian Province. As a result of the acquisition, the Company currently owns 100% of Fujian Taoping Investment Co, Ltd.

In November 2023, the Company established a subsidiary Taoping (Guangxi) EP Tech Co., Ltd. to expand its wastewater treatment business in Guangxi Province.

In April 2024, the Company established a subsidiary Taoping Industrial (Yunnan) Co., Ltd. to explore business of cross-border trades and services in Yunnan Province.

In June 2024, ZJIOT was dissolved as a result of the Company’s business realignment.

F-7

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table lists our subsidiaries as of the respective date as indicated below.

Entities	Subsidiaries	June 30, 2024 % owned	December 31, 2023 % owned	December 31, 2022 % owned	Location

Taoping Inc.					British Virgin Islands
Taoping Holdings Limited (THL)	Subsidiary	100%	100%	100%	British Virgin Islands
Taoping Group (China) Ltd. (IST HK)	Subsidiary	100%	100%	100%	Hong Kong, China
Taoping Digital Assets (Asia) Limited (TDAL)	Subsidiary	-	-	100%	Hong Kong, China
Taoping Digital Assets (Hong Kong) Limited (TDL)	Subsidiary	-	-	100%	Hong Kong, China
Taoping Capital Limited (TCL)	Subsidiary	-	-	100%	Hong Kong, China
Kazakh Taoping Operation Management Co. Ltd. (KTO)	Subsidiary	-	-	100%	Kazakhstan
Kazakh Taoping Data Center Co. Ltd. (KTD)	Subsidiary	-	-	100%	Kazakhstan
Information Security Tech. (China) Co., Ltd. (IST)	Subsidiary	100%	100%	100%	Shenzhen, China
TopCloud Software (China) Co., Ltd. (TopCloud)	Subsidiary	100%	100%	100%	Shenzhen, China
Information Security IoT Tech. Co., Ltd. (ISIOT)	Subsidiary	100%	100%	100%	Shenzhen, China
Biznest Internet Tech. Co., Ltd. (Biznest)	Subsidiary	100%	100%	100%	Shenzhen, China
iASPEC Bocom IoT Tech. Co., Ltd. (Bocom)	Subsidiary	100%	100%	100%	Shenzhen, China
Taoping New Media Co., Ltd. (TNM)	Subsidiary	100%	100%	100%	Shenzhen, China
TopCloud Tech. (Chenzhou) Co., Ltd. (TCTCZ)	Subsidiary	-	-	100%	Chenzhou, China
Taoping Digital Tech. (Jiangsu) Co., Ltd. (TDTJS)	Subsidiary	100%	100%	100%	Jiangsu, China
Zhenjiang Taoping IoT Tech. Co., Ltd. (ZJIOT)	Subsidiary	-	100%	100%	Zhenjiang, China
Taoping EP Holdings (Shenzhen) Co., Ltd. (TEPH)	Subsidiary	51%	51%	-	Shenzhen, China
Fujian Taoping Investment Co., Ltd. (FJTI)	Subsidiary	100%	100%	-	Fujian, China
Taoping (Guangxi) EP Tech. Co., Ltd. (TPGXT)	Subsidiary	100%	100%	-	Guangxi, China
Taoping Industrial (Yunnan) Co., Ltd. (TIYN)	Subsidiary	100%	-	-	Yunnan, China

F-8

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Dissolution of the Variable Interest Entity Structure

iASPEC was a VIE of the Company. To comply with PRC laws and regulations that restrict foreign ownership of companies that provide public security information technology and Geographic Information Systems software operating services to certain government and other customers, the Company used to operate the restricted aspect of its business through iASPEC.

In September 2021, we dissolved the variable interest entity structure by exercising the purchase option under certain Option Agreement among IST, iASPEC and its shareholders, to purchase all of the equity interests in iASPEC at an aggregate exercise price of $1,800,000. On September 18, 2021, Taoping Inc. and IST entered into an equity transfer agreement with iASPEC and iASPEC’s then sole shareholder, Mr. Lin, under which Mr. Lin sold and transferred to IST all of the equity interests in and any and all rights and benefits relating thereto of iASPEC in exchange for 61,225 unregistered ordinary shares of Taoping Inc., as determined by dividing $1,800,000 by the volume-weighted average closing price of ordinary shares for the consecutive five (5) trading days immediately prior to September 18, 2021. The parties thereafter completed the equity transfer through applicable PRC governmental registration(s).

Upon the closing of the equity transfer, the Company’s variable interest entity structure was dissolved and iASPEC became a wholly owned indirect subsidiary of the Company. The amended and restated MSA was automatically terminated.

Going Concern and Management’s Plans

As a result of the recovery of the market conditions and customer demands, as well as the Company’s continued efforts in diversifying applications of its innovative Taoping smart cloud, the Company’s revenue achieved 28.4% period-over-period increase in the first half of 2024. The Company incurred a net income of approximately $0.6 million for the six months ended June 30, 2024, improved from a net loss of $1.8 million for the same period of 2023. The Company reported negative cash flows from operations of approximately $2.5 million for the six months ended June 30, 2024, compared to negative cash flows of $0.7 million from operations for the same period of 2023. The negative operating cash flow was primarily attributable to the increase in inventories and advances to suppliers. As of June 30, 2024, the Company had a working capital surplus of approximately $9.2 million, compared to a working capital surplus of $5.2 million as of December 31, 2023.

The Company will continue to focus its efforts on the digital advertising and other cloud-based and AI-related products and applications. Furthermore, its two core competencies, the Taoping national sales network and the highly scalable and compatible cloud platform, and its strong software development capability, make it a valued partner by many other smart-community customers and solution providers. In addition to seeking strategic acquisition to expand its digital advertising business, the Company continues to explore business opportunities in the smart community and new energy sectors. Starting from April 2023, the Company has entered into a series of long-term strategic cooperation agreements with various customers to provide Taoping’s cloud-based intelligent product solutions, including smart large screen, and the newly-launch Al-powered smart display terminal, which are expected to generate revenue and operating cashflow for the Company for years going forward.

If the Company’s execution of business strategies is not successful in addressing its current financial concerns, additional capital raise from issuing equity security or debt instrument or additional loan facility may occur to support required cash flows. The Company’s existing $8.0 million revolving bank loan, which was collateralized with the Company’s office property, provides important capital support for its operation. In addition, the Company has renewed bank facilities valued at approximately $1.8 million in July 2024, and is in the process of renewing the other bank facility line. In addition, on July 17, 2023, the Company entered into both a public standby equity purchase agreement and a private standby equity purchase agreement with an investor. Pursuant to the agreements, the Company has the right, but not the obligation, to sell to the investor up to $1,000,000 and $10,000,000, respectively, of its ordinary shares, within 24 months and 36 months, respectively, from the date of the agreements. As of August 31, 2024, the Company had received a total of approximately $5.0 million in gross proceeds under these two equity line financings. In conclusion, the Company believes that it has the ability to raise needed capital to fund its operations and business growth, and is able to operate as a going concern.

However, the Company can make no assurances that financing will be available for the amounts we need, or on terms commercially acceptable to us, if at all. If one or all of these events do not occur or subsequent capital raise was insufficient to bridge financial and liquidity shortfall, substantial doubt exists about the Company’s ability to continue as a going concern. The consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

F-9

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Principles of Consolidation

The consolidated financial statements as of June 30, 2024 and for the six-month periods ended June 30, 2024 and 2023 are unaudited. The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, the results of its operations and cash flows. Operating results as presented are not necessarily indicative of the results to be expected for a full year. These consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 20-F for the year ended December 31, 2023 filed on April 25, 2024 with the Securities and Exchange Commission.

The consolidated financial statements include the accounts of the Company, and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reverse Stock Split: A one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares was effective on August 1, 2023 (the “Reverse Stock Split”). Except shares authorized, all share and per share information has been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented, unless otherwise indicated.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates include assessment of credit losses and useful lives of property and equipment. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

F-10

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(c) Economic, Pandemic, Political, and Currency Exchange Risks

All the Company’s revenue-generating operations are conducted in Hong Kong and mainland China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic, public health, and legal environments in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks that are not typically pertaining to the companies in North America and Western Europe. These include risks associated with, among others, the political, economic, public health concerns with persistent outbreaks of COVID-19 infections in various regional localities, and legal environments, geopolitical influences, and foreign currency exchange, notably in recent events, where the government’s sudden interventions or modifications of the laws and regulations currently in effective could negatively impact the Company’s operations and financial results.

The functional currency of the Company is primarily Chinese Renminbi Yuan (“RMB”), which is not freely convertible into foreign currencies. The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and yet, because of fluctuating exchange rates, record higher or lower profit depending on exchange rate of RMB. RMB converted to U.S. dollars on the relevant dates. The exchange rate could fluctuate depending on changes in the political and economic environment without notice.

(d) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased and cash deposits with financial institutions with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents other than bank and cash as of June 30, 2024 or December 31, 2023.

The Company maintains its bank accounts at credit worthy financial institutions and closely monitors the movements of its cash positions. As of June 30, 2024, and December 31, 2023, approximately $0.5 million and $1.3 million of cash, respectively, was held in bank accounts in Hong Kong and mainland China.

(e) Accounts Receivable, Accounts Receivable – related parties, and Concentration of Risk

Accounts receivable are recognized and carried at carrying amount less an allowance for credit loss, if any. The Company maintains an allowance for credit losses resulting from the inability of its customers to make required payments based on contractual terms. The Company reviews the collectability of its receivables on a regular and ongoing basis according to historical trend, and estimates its provision for expected credit losses on receivables aging analysis.

The Company estimates allowance for credit losses for the anticipation of future economic condition and credit risk indicators of customers. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In the event the Company recovers amounts previously reserved for, the Company will reduce the specific allowance for credit losses. The balance of allowance for credit losses for the six-month ended June 30, 2024 has decreased approximately $18.7 million from the year ended December 31, 2023.

F-11

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Accounts receivable as of June 30, 2024 and December 31, 2023 are as follows:

	June 30, 2024	December 31, 2023
	(Unaudited)
Accounts Receivable	$14,234,246	$19,471,159
Allowance for credit losses	(6,797,395)	(11,407,879)
Accounts Receivable, net	$7,436,851	$8,063,280
Accounts Receivable - related parties	$342,123	$14,814,842
Allowance for credit losses - related parties	(98,937)	(14,184,067)
Accounts Receivable - related parties, net	$243,186	$630,775

The normal credit term is ranging from 1 month to 3 months after the customers’ acceptance of data storage servers or software, and completion of advertising and other services, and ranging from 1 month to 6 months after the customers’ acceptance of ads display terminals. However, because of various factors related to the business cycle, the actual collection of outstanding accounts receivable may be beyond the normal credit terms.

The allowance for credit losses at June 30, 2024 and December 31, 2023, totaled approximately $6.9 million and $25.6 million, respectively, representing management’s best estimate. The following table describes the movements for allowance for credit losses during the six-month period ended June 30, 2024 and the year ended December 31, 2023:

Balance at January 1, 2023	$25,484,295
Increase in allowance for credit losses	794,087
Foreign exchange difference	(686,436)
Balance at December 31, 2023	$25,591,946
Increase in allowance for credit losses	938,628
Decrease from dissolution of a subsidiary	(1,119)
Amounts written off as uncollectible	(18,751,521)
Foreign exchange difference	(881,602)
Balance at June 30, 2024 (Unaudited)	$6,896,332

F-12

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(f) Fair Value Accounting

Financial Accounting Standards Board (FASB) Accounting Standards Codifications (ASC) 820-10 “Fair Value Measurements and Disclosures”, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). As required by FASB ASC 820-10, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy under FASB ASC 820-10 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

(g) Inventories, net

Inventories are valued at the lower of cost (weighted average basis) and net realizable value. Net realizable value is the expected selling price in the ordinary course of business minus any costs of completion, disposal, and transportation to make the sale.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed. Any inventory impairment results in a new cost basis for accounting purposes.

F-13

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(h) Property, equipment and software, net

Property, equipment and software are stated at cost less accumulated amortization and depreciation. Amortization and depreciation are provided over the assets’ estimated useful lives, using the straight-line method. Estimated useful lives of property, equipment and software are as follows:

Office buildings	20-50 years
Lease improvement	Shorter of lease term or assets lives
Electronics equipment, furniture and fixtures	3-5 years
Motor vehicles	5 years
Purchased software	5 years
Media display equipment	5 years
Cryptocurrency mining machine	3 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss are included in the Company’s results of operations.

F-14

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(i) Business combination

In accordance with ASC 805, the Company applies acquisition method to account for business combination. The acquisition method requires that the fair value of the underlying exchange transaction is used to establish a new accounting basis of the acquired entity upon the acquirer taking control over the acquiree. Furthermore, because of obtaining control the acquirer is responsible and accountable for all of the acquiree’s assets, liabilities and operations, the acquirer recognizes and measures the assets acquired and liabilities assumed at their full fair values as of the date control is obtained, which may result in goodwill, when purchase consideration exceeds the net of fair value of the assets acquired and liabilities assumed, or a bargain purchase gain, when the net of fair value of the assets acquired and liabilities assumed exceeds the purchase consideration, regardless of the percentage ownership in the acquiree or how the acquisition was achieved.

(j) Disposal of subsidiary

The Company deconsolidates a subsidiary upon the loss of control, the related subsidiary’s assets (including goodwill), liabilities, non-controlling interest and other components of equity are de-recognized. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

Any consideration received is recognized at fair value. Any resultant gain or loss is recognized in the Statement of Operations.

(k) Long-term investment

The Company’s long-term investment consists of investments accounted for under the equity method and equity investments without readily determinable fair value. Pursuant to ASC 321, equity investments, except for those accounted for under the equity method, those that result in consolidation of the investee and certain other investments, are measured at fair value, and any changes in fair value are recognized in earnings. For equity securities without readily determinable fair value and do not qualify for the existing practical expedient in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) to estimate fair value using the net asset value per share (or its equivalent) of the investment, the Company elected to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any.

For equity investments that the Company elects to measure at cost, less any impairment, plus or minus changes resulting from observable price changes, the Company makes a qualitative assessment considering impairment indicators to evaluate whether investments are impaired at each reporting date. Impairment indicators considered include, but are not limited to, a significant deterioration in the earnings performance or business prospects of the investee, including factors that raise significant concerns about the investee’s ability to continue as a going concern, a significant adverse change in the regulatory, economic, or technologic environment of the investee and a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates. If a qualitative assessment indicates that the investment is impaired, the entity has to estimate the investment’s fair value in accordance with the principles of ASC 820. For equity investments without readily determinable fair value, the Company uses Level 3 inputs of fair value accounting in accordance with ASC 820-10 and recognizes impairment loss other than temporary in the statement of operations equal to the difference between its initial investment and its proportional share of the net book value of the investee’s net assets which approximates its fair value.

For impairment on equity investments without readily determinable fair value, the Company uses Level 3 inputs of fair value accounting in accordance with ASC 820-10 and recognizes impairment loss in the statement of operations equal to the difference between its initial investment and its proportional share of the net book value of investee’s net assets which approximates its fair value if those are determined to be other than temporary.

F-15

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(l) Convertible promissory note

The Company determines the appropriate accounting treatment of its convertible debts in accordance with the terms in relation to conversion features. After considering the impact of such features, the Company may account for such instrument as a liability in its entirety, or separate the instrument into debt and equity components following the guidance described under ASC 815 Derivatives and Hedging and ASC 470 Debt. The debt discount, if any, together with related issuance cost are subsequently amortized as interest expense over the period from the issuance date to the earliest conversion date or stated redemption date. The Company presented the issuance cost of debt in the balance sheet as a direct deduction from the related debt.

(m) Operating leases - Right-of-use assets and lease liabilities

The Company accounts for lease under ASC 842 “Leases”, and also elects practical expedient not to separate non-lease component from lease components in accordance with ASC 842-10-15-37 and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component. The Company also elects the practical expedient not to recognize lease assets and lease liabilities for leases with a term of 12 months or less.

The Company recognized a lease liability and corresponding right-of-use asset based on the present value of minimum lease payments discounted at the Company’s incremental borrowing rate. The Company records amortization and interest expense on a straight-line basis based on lease terms and reduces lease liabilities upon making lease payments.

(n) Revenue Recognition

In accordance with the ASC 606, the Company recognizes revenues net of applicable taxes, when goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to receive in exchange for those goods or services.

The Company generates its revenues primarily from four sources: (1) product sales, (2) software sales, (3) advertising and (4) other sales. Revenue is recognized when obligations under the terms of a contract with our customers are satisfied, generally, upon delivery of the goods and services.

Revenue - Products

Product revenues are generated primarily from the sale of Cloud-Application-Terminal based digital ads display terminals with integrated software essential to the functionality of the hardware to our customers (inclusive of related parties) and high-end data storage servers. Although manufacturing of the products has been outsourced to the Company’s Original Equipment Manufacturer (OEM) suppliers, the Company has acted as the principal of the contract. The Company recognized the product sales at the point of delivery. Product sales are classified as “Revenue-Products” on the Company’s consolidated statements of operations.

F-16

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Revenue - Software

The Company designs and develops software products. Software development usually includes developing software, integrating various isolated software systems into one, and testing the software. The design and build process, together with the integration of the various elements, are generally determined to be essential to the functionality of the delivered software. The Company recognized the software sales at the point of delivery.

The Company usually completes the software support service in one-off and recognizes the revenue at the point of delivery of service because the Company does not have an enforceable right to payment for performance completed to date. Revenues from software development contracts are classified as “Revenue-Software” on the Company’s consolidated statements of operations.

Revenue - Advertising

The Company generates revenues primarily from providing advertising slots to customers to promote their businesses by broadcasting advertisements on identifiable digital ads display terminals and vehicular ads display terminals in different geographic regions and locations through a cloud-based new media sharing platform. The Company also contracts individuals to promote special events or for various occasions. The Company is only obligated to broadcast the advertisements to the contracted digital ads display terminals, and therefore allocates 100% of the transaction price to advertisement broadcasting. The transaction price for advertisement broadcasting is fixed based on the numbers of advertisement delivery and duration of the contract, and has no variable consideration, or significant financing component, or subsequent price change, and is not refundable.

The Company recognizes the revenues, net of applicable taxes, from advertisement broadcasting contracts with customers over the contracted advertising duration.

F-17

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Revenue - Other

The Company also reports other revenue which comprises revenue generated from System upgrade and technical support services, platform service fee, and rental income.

System upgrade and technical support revenue is recognized when performance obligations are satisfied upon completion of the services. Platform service fee is charged based on number of the display terminals used by the customers or a percentage of advertising revenue generated by the display terminals. Platform service revenue is recognized on a monthly basis over the contract period.

The Company follows ASC 842 – Leases that requires lessor to identify the underlying assets and allocate rental income among considerations in lease and non-lease components. The Company owns a unit of office space renting out to a third party with lease term of two years starting from May 1, 2022 to April 30, 2024, and the lease term is extended by two years to April 30, 2026. The lease agreements have fixed monthly rental payments, and no non-lease component or option for lessees to purchase the underlying assets. The Company collects monthly rental payments from the lessees, and has generated approximately $123,000 and $128,000 rental income for the periods ended June 30, 2024, and 2023, respectively.

Annual minimum rental income to be received in the next 5 years:
2024	123,405
2025	246,811
2026	82,270
Total	452,486

Contract balances

The Company records advances from customers when cash payments are received or due in advance of our performance. For the six months ended June 30, 2024 and 2023, the Company recognized revenue of approximately $682,000 and $463,000, respectively, that was included in the advances from customers balance at the beginning of each reporting period.

Practical expedients and exemptions

The Company generally expenses sales commissions if any incurred because the amortization period would have been one year or less. In many cases, the Company is approached by customers for customizing software products for their specific needs without incurring significant selling expenses.

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

(o) Cost of Sales - advertising

The cost of sales for advertising revenue mainly comprises of direct costs of generating advertising revenue including lease expense for the wall space, to where the ads display terminal to be installed, installation costs of ads display terminals, depreciation of display termination, labor, and other related expenses.

The Company had ceased the operation of cryptocurrency mining business by December 2022.

F-18

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(p) Discontinued Operations

The Company follows “ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” for reporting discontinued operations. Under the revised standard, a discontinued operation must represent a strategic shift that has or will have a major effect on an entity’s operations and financial results. Examples could include a disposal of a major line of business, a major geographical area, a major equity method investment, or other major parts of an entity. The revised standard also allows an entity to have certain continuing cash flows or involvement with the component after the disposal. Additionally, the standard requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations.

(q) Segment reporting

Segment information is consistent with how the Chief Operating Decision Maker, i.e., the Directors of the Company, review the businesses, make investing and resource allocation decisions and assess operating performance. Transfers and sales between reportable segments, if any, are recorded at cost.

The Company reports financial and operating information in the following three segments:

(1)	Cloud-based Technology (CBT) segment — It includes the Company’s cloud-based products, high-end data storage servers and related services sold to private sectors including new media, healthcare, education and residential community management, and among other industries and applications. In this segment, the Company generates revenues from the sales of hardware and software total solutions with proprietary software and content as well as from designing and developing software products specifically customized for private sector customers’ needs for a fixed price. The Company includes the revenue and cost of revenue of high-end data storage servers in the CBT segment. Advertising services is included in the CBT segment, after the Company consummated the acquisition of TNM. Advertisements are delivered to the ads display terminals and vehicular ads display terminals through the Company’s cloud-based new media sharing platform. Incorporation of advertising services complements the Company’s out-of-home advertising business strategy.

(2)	Traditional Information Technology (TIT) segment — The TIT segment includes the Company’s project-based technology products and services sold to the public sector. The solutions the Company has sold primarily include Geographic Information Systems (GIS), Digital Public Security Technology (DPST), and Digital Hospital Information Systems (DHIS). In this segment, the Company generates revenues from sales of hardware and system integration services. As a result of the business transformation, the TIT segment is gradually being phased out in 2021.

F-19

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(r) Recent Accounting Pronouncements

In March 2023, the FASB issued ASU 2023-01, “Leases (Topic 842): Common Control Arrangements” for common control lease arrangements and related leasehold improvements. This ASU was effective for fiscal years beginning after December 15, 2023 and did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which requires public entities to disclose expanded information about their reportable segment(s)’ significant expenses and other segment items on an interim and annual basis. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The ASU is required to be applied retrospectively to all prior periods presented in the financial statements once adopted. The Company is evaluating the disclosure requirements related to the new standard.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires public entities to disclose specific tax rate reconciliation categories, as well as income taxes paid disaggregated by jurisdiction, amongst other disclosure enhancements. The ASU is effective for financial statements issued for annual periods beginning after December 15, 2024, with early adoption permitted. The ASU can be adopted on a prospective or retrospective basis. The Company is evaluating the disclosure requirements related to the new standard.

The Company has considered all other recently issued accounting pronouncements and does not believe that the adoption of such pronouncements will have a material impact on the consolidated financial statements.

F-20

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. BUSINESS ACQUISITION

On January 13, 2022, the Company entered into a share purchase agreement to acquire 95.56% equity interest in ZJIOT, aiming to accelerate the Company’s smart charging pile and digital new media businesses in East China. Pursuant to the share purchase agreement, as consideration the Company agreed to issue to the shareholders of ZJIOT a total of approximately 20,154 restricted ordinary shares of the Company. The shares are expected to be issued in three phases. The first phase will issue approximately 6,718 shares within 20 days after closing of the transaction; the second phase will issue approximately 6,718 shares before May 31, 2023; the third phase will issue approximately 6,718 shares before May 31, 2024. Issuance of shares during the second and third phases will be conditioned upon the satisfaction of certain performance targets of ZJIOT as set forth in the share purchase agreement. Specifically, the second phase issuance requires from the closing date to December 31, 2022, ZJIOT have at least 2.5 million RMB of audited revenue and 0.5 million RMB of audited net income; and to be eligible for the third phase issuance, ZJIOT shall have at least 2.6 million RMB of revenue and 0.55 million RMB of net income during the fiscal year 2023. Upon the completion of the acquisition, the Company currently owns 100% equity interest in ZJIOT.

The total fair value of the contingent consideration presented as other current liability is in accordance with ASC 820-10 “Fair Value Measurements and Disclosures”. The approximately 20,154 ordinary shares issued under the share purchase agreement were deemed as the consideration transferred for the acquisition. The fair value of the shares issued was measured based on the average share price of the Company during year 2022, which therefore is categorized as Level 3 measurement of fair value.

The following table summarizes the purchase price allocation for ZJIOT, and the amounts of the assets acquired, and liabilities assumed which were based on their estimated fair values at the acquisition date:

Cash	$4,116
Accounts receivable, net	260,189
Advances to suppliers	4,252
Other receivables, net	2,532
Property, plant and equipment, net	215,689
Accounts payable	(250,706)
Advances from customers	(8,046)
Accrued payroll and benefits	(10,633)
Other payables and accrued expenses	(8,923)
Total net assets acquired	208,470
Goodwill	58,922
Total purchase price	$267,392

The Company’s consolidated statement of operations for the year ended December 31, 2022 included revenue of $0.6 million and net profit of $0.13 million under PRC GAAP attributable to ZJIOT since January 13, 2022, the acquisition date, to the end of December 31, 2022.

The Company’s consolidated statement of operations for the year ended December 31, 2023 included revenue of $0.07 million and net loss of $0.18 million attributable to ZJIOT.

The Company did not issue the third phase of restricted ordinary shares before May 31, 2024, due to unsatisfaction of certain performance targets of ZJIOT as set forth in the share purchase agreement.

F-21

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

4. DISPOSALS OF CONSOLIDATED ENTITIES

TCTCZ was dissolved on September 20, 2023. The dissolution did not result in any gain or loss for the year ended December 31, 2023.

The Company disposed of 100% equity interests of TDL to an unrelated third party for nil consideration on September 6, 2023, and disposed of 100% equity interests of TDAL and TCL (including their subsidiaries) to an unrelated third party for nil consideration on October 27, 2023. The disposition resulted in a total recorded loss of $16,184 for the Company for the year ended December 31, 2023.

ZJIOT was dissolved on June 25, 2024. The dissolution resulted in a recorded loss of $83,590 for the six months ended June 30, 2024.

The dissolution of TCTCZ and ZJIOT were not qualified as discontinued operations as they do not individually or in the aggregate represent a strategic shift that has had a major impact on the Company’s operations or financial results.

The disposals of TDL, TDAL, and TCL represented a strategic shift in the Company’s strategy and had a major effect on the Company’s operations and financial results. Operations of the three companies have been presented as “discontinued operations” in the Company’s consolidated financial statement (Note 9).

F-22

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

5. INCOME (LOSS) PER SHARE

Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur, if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares, or resulted in the issuance of ordinary shares that shared in the earnings of the entity.

Components of basic and diluted earnings per share were as follows for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30, 2024*	Six Months Ended June 30, 2023*
	(Unaudited)	(Unaudited)
Numerator:
Net income (loss) attributable to the Company	$588,744	$(1,809,030)
Denominator:
Weighted average outstanding ordinary shares-Basic*	4,479,520	1,638,052
-dilutive effect of convertible note	84,743	-
Weighted average outstanding ordinary shares- Diluted*	4,564,263	1,638,052
Earnings (loss) per share attributable to the Company*
Basic	$0.13	$(1.10)
Diluted	$0.13	$(1.10)

CONTINUING OPERATIONS
Net income (loss) attributable to the Company	$588,744	$(1,790,303)
Denominator:
Weighted average outstanding ordinary shares-Basic*	4,479,520	1,638,052
-dilutive effect of convertible note	84,743	-
Weighted average outstanding ordinary shares- Diluted*	4,564,263	1,638,052
Earnings (loss) per share attributable to the Company*
Basic	$0.13	$(1.09)
Diluted	$0.13	$(1.09)

DISCONTINUED OPERATIONS
Net income (loss) attributable to the Company	$-	$(18,727)
Denominator:
Weighted average outstanding ordinary shares-Basic*	-	1,638,052
Weighted average outstanding ordinary shares- Diluted*	-	1,638,052
Loss per share attributable to the Company*
Basic	$-	$(0.01)
Diluted	$-	$(0.01)

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. The computation of basic and diluted EPS was retroactively adjusted for all periods presented.

For the six-month period ended June 30, 2024 and 2023, there were 84,743 and nil incremental shares, respectively, included in the diluted earnings per shares calculation. These incremental shares were added to denominator for the period that the convertible note (Note 15) were outstanding due to the fact that the average market price of the Company’s ordinary shares in the period exceeded the exercise price of the convertible note. The incremental shares were computed under the treasury stock method. The EPS calculation excluded the if-converted shares from the stock options and warrants, based on the Company’s stock prices, which were significantly below the stated exercise price of the stock options and warrants.

There were 27,850 stock options for employees, 5,737 options and 36,000 warrants for nonemployees outstanding that were not included in the computation of dilutive weighted-average shares outstanding for the six months ended June 30, 2023, because the effect would be anti-dilutive.

There were -0- stock options for employees, -0- options and 36,000 warrants for nonemployees outstanding that were not included in the computation of dilutive weighted-average shares outstanding for the six months ended June 30, 2024, because the effect would be anti-dilutive, as well.

F-23

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

6. RELATED PARTY TRANSACTIONS

(a)	Revenue – related parties

For the six months ended June 30, 2024 and 2023, approximately $134,000 and $71,000, respectively, for sales of products were from Taoping alliance companies, of which TNM has equity investment of over 5% ownership.

(b)	Other revenue – related parties

Other revenue generated from related parties includes system maintenance service provided to Taoping affiliate customers, which was approximately $1,000 and $2,000, for the six months ended June 30, 2024 and 2023, respectively.

(c)	Amounts due to related parties

As of June 30, 2024 and December 31, 2023, the amounts due to related parties was approximately $1,582,000 and $3,038,000, respectively, which included borrowing from the major shareholder, Mr. Jianghuai Lin (“Mr. Lin”), of approximately $0.2 million and $0.9 million, respectively, for 2 years without interest and matures on September 4, 2024, and a loan balance of approximately $1.4 million (RMB10 million) and approximately $2.1 million (RMB15 million), respectively, from a related company 100% owned by Mr. Lin for 12-month at the interest of 5.85% per annum, which matures on April 15, 2025.

7. INVENTORIES

As of June 30, 2024 and December 31, 2023, inventories consist of:

	June 30, 2024	December 31, 2023
	(Unaudited)
Raw materials	$3,295	$3,379
Finished goods	3,313,922	1,336,771
Inventories, gross	$3,317,217	$1,340,150
Allowance for slow-moving or obsolete inventories	(99,048)	(89,583)
Inventories, net	$3,218,169	$1,250,567

For the six months ended June 30, 2024 and 2023, impairments for obsolete inventories were approximately $10,700 and $8,400, respectively. Impairment charges on inventories are included with administrative expenses.

F-24

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

8. PROPERTY, EQUIPMENT AND SOFTWARE

As of June 30, 2024 and December 31, 2023, property, equipment and software consist of:

	June 30, 2024	December 31, 2023
	(Unaudited)
Office buildings	$3,847,210	$4,300,780
Electronic equipment, furniture and fixtures	4,079,302	3,281,359
Media display equipment	908,337	1,081,589
Purchased software	7,207,537	7,185,219
Total	16,042,386	15,848,947
Less: accumulated depreciation	(9,911,623)	(9,171,463)
Property, equipment and software, net	$6,130,763	$6,677,484

Depreciation expenses for the six months ended June 30, 2024 and 2023 were approximately $1.1 million and $1.3 million for continuing operations, and -0- million and $0.2 million for discontinued operations, respectively.

Management regularly evaluates property, equipment and software for impairment, if an event occurs or circumstances change that would potentially indicate that the carrying amount of the property, equipment and software exceeded its fair value. Management utilizes the discounted cash flow method to estimate the fair value of the property, equipment and software.

Company’s office buildings, with net carrying value of approximately $2.4 million, are used as collateral for its short-term bank loan.

F-25

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

9. DISCONTINUED OPERATIONS

In December 2022, the Company ceased its cryptocurrency mining business and entering into a series of contracts with certain third parties to sell its cryptocurrency mining and related equipment, terminating the leases for both the office facility and the storage rooms for most mining machines, and laying off relevant employees. As a result, the operations of Cryptocurrency mining business are reflected within “discontinued operations” periods presented.

The significant items included within discontinued operations are as follows:

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
	(Unaudited)	(Unaudited)
Revenue - Cryptocurrency mining	$-	$-
Cost - Cryptocurrency mining	-	276,926
Administrative expenses	-	(279,995)
Operating gain from discontinued operations	-	3,069
Other (loss), net	-	(21,805)
Interest income	-	9
(Loss) from discontinued operations before income taxes	-	(18,727)
Income tax expense	-	-
Net (loss) from discontinued operations	$-	$(18,727)

As of June 30, 2024 and December 31, 2023, no assets and liabilities of discontinued operations included within the Consolidated Balance Sheets.

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$-	$109,202
Net cash provided by investing activities	-	237,635

CRYPTOCURRENCIES

As of June 30, 2024 and December 31, 2023, no cryptocurrencies held by the Company.

10. BANK LOANS

(a) Short-term bank loans

	June 30, 2024	December 31, 2023
	(Unaudited)
Secured short-term loans	$7,950,679	$8,547,509
Total short-term bank loans	$7,950,679	$8,547,509

Detailed information of secured short-term loan balances as of June 30, 2024 and December 31, 2023 were as follows:

	June 30, 2024	December 31, 2023
	(Unaudited)
Guaranteed by IST and Mr. Lin and Collateralized by the real property of ISIOT and equity investment of IST HK	$1,348,039	$1,777,205
Collateralized by office buildings of IST and guaranteed by Mr. Lin	4,814,425	4,936,680
Guaranteed by Mr. Lin and IST HK	1,100,440	1,128,384
Guaranteed by Mr. Lin	687,775	705,240
Total	$7,950,679	$8,547,509

As of June 30, 2024, the Company had short-term bank loans of approximately $8.0 million, which mature on various dates from July 6, 2024 to September 27, 2024. The short-term bank loans may be extended upon maturity for another year by the banks without additional charges to the Company. The bank borrowings are in the form of credit facilities. Amounts available to the Company from the banks are based on the amount of collateral pledged or the amount guaranteed by the Company’s subsidiaries. These borrowings bear fixed interest rates ranging from 3.45% to 4.80% per annum. The weighted average interest rates on short term debt were approximately 4.43% and 4.76% for the six months ended June 30, 2024 and 2023, respectively. The interest expenses were approximately $0.2 million and $0.2 million, respectively, for the six months ended June 30, 2024 and 2023.

F-26

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

11. INCOME TAXES

Pre-tax income (loss) from continuing operations and discontinued operations for the six months ended June 30, 2024 and 2023 were taxable in the following jurisdictions:

	Six Months Ended	Six Months Ended
	June 30, 2024	June 30, 2023
	(Unaudited)	(Unaudited)
PRC	$1,298,457	$414,924
HK	(1,122)	(113,406)
BVI	(703,244)	(2,076,035)
Total income (loss) before income taxes	$594,091	$(1,774,517)

United States

The Company from time to time evaluates the tax effect of global intangible low-taxed income (“GILTI”), and determined that there was no impact of GILTI tax to the Company’s consolidated financial statements as of June 30, 2024.

F-27

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

BVI

Under the current laws of the BVI, dividends and capital gains arising from the Company’s investments in the BVI and ordinary income, if any, are not subject to income taxes.

Hong Kong

Under the current laws of Hong Kong, IST HK, TDAL, TDL and TCL are subject to a profit tax rate of 16.5%.

PRC

Income tax expense (benefit) from continuing operations consists of the following:

	Six Months Ended	Six Months Ended
	June 30, 2024	June 30, 2023
	(Unaudited)	(Unaudited)
Current tax expense	$5,347	$34,513
Income tax expense	$5,347	$34,513

Current income tax expense (benefit) was recorded in 2024 and 2023 and was related to differences between the book and corporate income tax returns.

	Six Months Ended	Six Months Ended
	June 30, 2024	June 30, 2023
	(Unaudited)	(Unaudited)
PRC statutory tax rate	25%	25%
Expected income tax (benefit)	$148,523	$(443,629)
Tax rate difference	(129,413)	(37,415)
Permanent differences	(340,313)	(191,646)
Tax effect of temporary differences not recognized	-	(116,103)
Tax effect of tax losses unrecognized	326,550	823,306
Income tax expense	$5,347	$34,513

F-28

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s tax loss carry forwards totaling RMB143.8 million ($20.0 million) as of June 30, 2024, substantially all of which were from PRC subsidiaries and will expire on various dates through June 30, 2034. Deferred tax asset was not provided for respective tax losses.

IST is approved as being high-technology enterprises and subject to PRC enterprise income tax rate (“EIT”) at 15%. For Biznest, the income tax starts from the earning year, is tax exempt for the first two years and is subject to 12.5% income tax rate for year 3-5.

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the State. However, the Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current State officials.

Based on all known facts, circumstances, and current tax law, the Company has not recorded tax benefits as of June 30, 2024 and December 31, 2023, respectively. The Company believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax laws and policies, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months, individually or in the aggregate, and have a material effect on the Company’s results of operations, financial condition or cash flows.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. Any accrued interest or penalties associated with any unrecognized tax benefits were not significant for the six months ended June 30, 2024 and 2023.

F-29

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Since the Company intends to reinvest its earnings to further expand its businesses in the PRC, the PRC subsidiaries do not intend to declare dividends to their parent companies in the foreseeable future. The Company’s foreign subsidiaries are in a cumulative deficit position. Accordingly, the Company has not recorded any deferred taxes on the cumulative amount of any undistributed deficit. It is impractical to calculate the tax effect of the deficit at this time.

12. OTHER CURRENT AND NON-CURRENT ASSETS

(a)	As of June 30, 2024, and December 31, 2023, other current assets consist of:

	June 30, 2024	December 31, 2023
	(Unaudited)
Advances to unrelated parties (i)	$472,851	$1,209,202
Advances to a related party	233,538	239,469
Advances to employees	88,407	78,566
Other current assets	86,383	112,833
	$881,179	$1,640,070

(i)	The advances to unrelated parties for business development are non-interest bearing and are due on demand.

As of June 30, 2024, the balance included the amount due from a third-party vendor of approximately $291,000. According to the contract and its subsequent amendment, the vendor is contracted to perform consulting service of market research as subcontractor and to facilitate the development of the new media advertising market.

Based on the amendment of the contract, the Company agrees to make advances to the vendor specifically for its market development purposes, and the total commitment of funding was RMB6 million (approximately USD $825,000). Meanwhile, the Company agrees to pay the vendor a 12% commission fee based on the advertising revenue it has facilitated, and a 50% subcontractor fee based on the consulting services revenue, tax inclusive.

If the Company’s revenue facilitated by the vendor does not reach certain threshold during specified periods, the contract could be terminated by the Company, and all funding with applicable interest, less any commissions and subcontractor fees payable to the vendor, shall be repaid to the Company within one month after the termination of the contract. If the two parties terminate the cooperation on the condition that the vendor meet the target, all funding without interest, shall be repaid.

The first period as specified is from January 1, 2021 to December 31, 2021 with a threshold revenue of RMB 15 million (approximately USD $2,294,400). The threshold revenue is to increase by 30% in the year 2022. For the year ended December 31, 2021, revenue facilitated by the vendor has reached RMB15.2 million (approximately USD $2,386,360). In December 2022, both parties agreed a one-year extension to fulfill the revenue threshold for year 2022. For the year ended December 31, 2022, revenue facilitated by the vendor has reached RMB7.5 million (approximately USD $1,111,000). For the year ended December 31, 2023, revenue facilitated by the vendor has reached RMB20.8 million (approximately USD $2,947,000). For the six months ended June 30, 2024, revenue facilitated by the vendor has reached RMB10.9 million (approximately USD $1,510,000).

(b) As of June 30, 2024 and December 31, 2023, Other assets, non-current consist of:

	June 30, 2024	December 31, 2023
	(Unaudited)
Other assets, non-current, net	$359,519	$811,026
	$359,519	$811,026

During 2019 and 2020, the Company advanced RMB 30 million (USD $4.1 million) to a vendor, whom the Company has contracted to develop a vehicular IOT smart advertising software (“Internet of Vehicle” or “IOV” software) to interconnect to the Company’s new media advertising sharing platform expanding its advertising capability to people riding in motor vehicles. According to the contract and its subsequent amendment, total commitment of the funding was RMB 30 million (USD $4.1 million). The vendor is solely responsible for hardware and software development and marketing the vehicular terminal. The Company financially supports development cost of IOV software in exchange for advertising revenue generated from the software for four years of the contract term.

F-30

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Based on the amendment of the contract, if the Company’s new media advertising revenue generated from IOV software does not reach certain threshold during specified period, the contract could be terminated by the Company, and all funding with applicable interest, and less the revenue generated from the IOV software shall be repaid to the Company within one half year after the termination of the contract. Before the full repayment of the funding, the Company owns 100% of the title of the IOV software and related equipment, which will be transferred to the vendor upon its repayment of the total funding plus applicable interest.

Starting in October 2020, IOV software revenue will be divided into eight periods. The first period as specified was from October 1, 2020 to April 30, 2021 with a threshold advertising revenue from IOV software of RMB 3 million (approximately USD $462,000). The revenue is to increase incrementally by 15% in every six months going forward until the contract expires four years after the commencing date of the operation. The first period as specified was from October 1, 2020 to April 30, 2021 with advertising revenue from IOV software of RMB 3 million (approximately USD $462,000). The second period as specified was from May 1, 2021 to November 30, 2021 with advertising revenue from IOV software of RMB 3.3 million (approximately USD $510,000). The third period as specified was from December 1, 2021 to May 30, 2022 with advertising revenue from IOV software of RMB 3.4 million (approximately USD $531,000). The fourth period as specified was from June 1, 2022 to November 30, 2022 with advertising revenue from IOV software of RMB 14.1 million (approximately USD $2,285,000). The fifth period as specified was from December 1, 2022 to May 30, 2023 with advertising revenue from IOV software of RMB 3.9 million (approximately USD $562,000). The sixth period as specified was from June 1, 2023 to November 30, 2023 with advertising revenue from IOV software of RMB 18.3 million (approximately USD $2,581,000). The seventh period as specified was from December 1, 2023 to May 30, 2024 with advertising revenue from IOV software of RMB 7.8 million (approximately USD $1,082,000). The Company will continue to monitor advertising revenue generation from the IOV software and evaluate for impairment, if an event occurs or circumstance changes that would potentially indicate that the carrying amount of the asset exceeded its fair value. The vendor will own the title of the IOV software upon its fulfillment of the contract obligations after three years.

The development of IOV software was completed by September 30, 2020. Since the Company has the right to use the IOV software under the contract term, software was capitalized as “other assets, non-current, net” and started to amortize from October 1, 2020 over the four-year contract term. As of June 30, 2024 and December 31, 2023, the balance of “other assets, non-current, net” was $359,519 and $811,026, respectively. The reduction of the amount receivable was approximately $0.4 million for the period ended June 30, 2024.

If full repayment is achieved within the contract term, the Company might be charged to continue using the software and related equipment, depending on both parties’ future agreement.

F-31

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

13. OPERATING LEASES

The Company leased an office space, three server rooms, and a dormitory in Hong Kong for executing the Blockchain business strategy, and the Company also leased an office space in Zhenjiang commenced in October 2021. The office space and two of the server rooms in Hong Kong were terminated in September 2022, and November 2022, respectively. The remaining server room and dormitory in Hong Kong were terminated in April 2023. The fixed monthly lease payment for the Zhenjiang office space is $2,528 (RMB 17,882) with a lease term of three years ending September 30, 2024, with a rental free period from October 1, 2021 to March 31, 2022. The Zhenjiang office was terminated in September 2023. The fixed monthly lease payment for the remaining server room is $5,656 (HKD 40,000) with a lease term of three years ending January 15, 2025, which terminated in April 2023. The fixed monthly lease payment for the dormitory is $4,807 (HKD 34,000) including rental and management fee with a lease term of two years ending April 19, 2023. All lease agreements have no variable lease payment nor option to purchase the underlying assets. There was no initial direct cost associated with the office space lease agreement. The initial direct costs associated with the lease for the remaining server room and dormitory is $5,656 (HKD 40,000), and $2,404 (HKD 17,000), respectively.

The Company has also leased specific and identifiable wall spaces with a certain dimension in commercial and residential building lobbies, inside elevators, elevator waiting areas, and various places to install the new media advertising display terminals without substitution for purpose of broadcasting advertisements paid by the customers to promote their businesses or special events. The lease terms with negotiated payment terms range from one year to three years, and the rental costs vary depending on the number of spots where the display terminals are installed and the duration of the leases.

The Company has elected to apply the short-term lease exception to all leases with a term of one year or less.

The Company incurred rent expenses of approximately $6,000 for short-term lease for the period ended June 30, 2024.

F-32

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

14. LONG-TERM INVESTMENTS

As of June 30, 2024, the carrying value of the Company’s equity investments were $139,145, which consisted of the followings:

(1) Equity method investments:

As of June 30, 2024, the Company’s equity method investments had a carrying value of $nil which were as follows:

Investees	Abbreviation	% of Ownership	Carrying value
Qingdao Taoping IoT Co., Ltd.	QD Taoping, or QD	47%	$-
Yunnan Taoping IoT Co., Ltd.	YN Taoping, or YN	40%	-
Jiangsu Taoping IoT Technology Co., Ltd.	JS Taoping, or JS	25%	-
Jiangsu Taoping New Media Co., Ltd	JS New Media, or JN	21%	-
			$-

The Company’s initial investments in the above equity method investments were approximately $1.9 million. The Company recognized no losses from equity method investments and no impairment on equity method investments for the six months ended June 30, 2024. The Company recognized losses from equity method investments of approximately $800 and no impairment on equity method investments for the six months ended June 30, 2023.

(2) Equity investments without readily determinable fair value that is not accounted for under equity method accounting:

In accordance with ASC 321, the Company elected to use the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any.

As of June 30, 2024 and December 31, 2023, the carrying value for the equity investments without readily determinable fair value was $139,145 and $86,889, respectively. The total initial investments to the equity investments without readily determinable fair value were approximately $711,000. Impairment of approximately $0.01 million was recognized for the six months ended June 30, 2024, plus changes resulting from observable price changes in orderly transactions for identical or similar investments of approximately $0.07 million. Impairment of approximately $0.02 million was recognized for the six months ended June 30, 2023.

F-33

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

15. CONVERTIBLE NOTE PAYABLE

On September 27, 2023, the Company issued a Convertible Promissory Note (“Note”) in a private placement in aggregate principal amount of $609,000. The Note matures in 12 months from the issue date of the Note (the “Maturity Date”), with an annual interest rate of 8%. The Note carries an original issue discount of $44,000. In addition, the Company agrees to pay $15,000 to cover the transaction costs incurred in connection with the purchase and sale of this Note (“Transaction Expense Amount”). Thus, the net proceeds of the Note were $550,000. The Note is convertible into the Company’s ordinary shares at $8.0 per share or at a price equal to 80% multiplied by the lowest daily volume-weighted average price during the 10 trading days immediately preceding the applicable redemption, subject to certain adjustments and limitations, at the holder’s option at any time after six months from the issue date. On the Maturity Date, the holder of the Note has the right to convert all of the outstanding balance of the Note at a price of no less than $2.0 per share (“Floor Price”), which is subject to adjustment by consents of both parties.

For the holder of the Note, conversion price results in beneficial conversion feature (BCF) that is separated as an equity component and assigned a value of $156,440, which is the intrinsic value of the BCF that is measured by difference between the effective conversion price based on the proceeds allocated to the convertible instrument and the conversion prices that are most beneficial to the Note holder and assigned to the equity component and recorded as a debt discount. Debt discount is amortized using the effective interest rate method over the period from the issuance date through the stated maturity date.

The Note is recognized initially at fair value, net of debt discounts including original issue discount, Transaction Expense Amount, and allocation of proceeds to beneficial conversion feature, in the amount of $215,440. As of June 30, 2024, the remaining unamortized debt discount was $62,806, and will be amortized through September 27, 2024. Issuance costs and other Discounts accretion are recorded as interest expense in the consolidated statement of operations.

The Company recognized interest expense of approximately $119,000 for the period ended June 30, 2024 including interest relating to contractual interest obligation approximately of $22,000 and amortization of the discounts and debt issuance cost approximately of $97,000. As of June 30, 2024, the principal balance and accrued interest of the Note was partially converted to the Company’s ordinary shares in March, April, and May 2024 (see Note 18 Equity), and the outstanding balance of the Note net of unamortized debt discount was $350,930.

16. OTHER PAYABLES AND ACCRUED EXPENSES

As of June 30, 2024 and December 31, 2023, other payables and accrued expenses consist of:

	June 30, 2024	December 31, 2023
	(Unaudited)
Advances from unrelated third parties (i)	$889,346	$621,146
Other taxes payable (ii)	3,051,412	4,133,972
Accrued professional fees	60,000	230,000
Amount due to employees (iii)	194,638	158,396
Others	37,252	80,711
	$4,232,648	$5,224,225

(i)	The advances from unrelated parties are non-interest bearing and due on demand.

(ii)	The other taxes payable were the amounts due to the value added tax, business tax, city maintenance and construction tax, and individual income tax.

(iii)	The amounts due to employees were pertaining to employees’ out-of-pocket expenses for travel and meal allowance, etc.

17. RESERVE AND DISTRIBUTION OF PROFIT

In accordance with relevant PRC regulations and the Articles of Association of our PRC subsidiaries, our PRC subsidiaries are required to allocate at least 10% of their annual after-tax profits determined in accordance with PRC statutory financial statements to a statutory general reserve fund until the amounts in said fund reaches 50% of their registered capital. As of June 30, 2024 and December 31, 2023, the balance of general reserve was $10.2 million and $10.2 million, respectively.

F-34

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Under the applicable PRC regulations, the Company may pay dividends only out of the accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. The statutory reserve funds can only be used for specific purposes under the PRC laws and regulations. The general reserves are not distributable as cash dividends.

Our after-tax profits or losses with respect to the payment of dividends out of accumulated profits and the annual appropriation of after-tax profits as calculated pursuant to the PRC accounting standards and regulations do not result in significant differences as compared to after-tax earnings as presented in our consolidated financial statements. However, there are certain differences between the PRC accounting standards and regulations and the U.S. generally accepted accounting principles, arising from different treatment of items such as amortization of intangible assets and change in fair value of contingent consideration arising from business combinations.

18. EQUITY

(a) Ordinary shares

The Company is authorized to issue 100,000,000 ordinary shares.

In February 2022, the Company issued the first phase of approximately 6,718 restricted ordinary shares with a fair value of approximately $118,000, for the acquisition of ZJIOT. The Company agreed to issue to the shareholders of ZJIOT a total of approximately 20,154 restricted ordinary shares in three phases, conditioned upon the satisfaction of certain performance targets.

In March 2022 and July 2022, the Company issued 2,000 ordinary shares with a fair value of $23,100 to a consultant as a compensation for his service.

In April 2023, the Company issued the second phase of approximately 6,718 restricted ordinary shares with a fair value of approximately $49,000, for the acquisition of ZJIOT, upon the satisfaction of certain performance targets.

In May 2023, the Company issued 50,000 restricted shares to a consultant as its service compensation for the service period from May 26, 2023 to May 25, 2024. The fair value of the 50,000 ordinary shares was $340,000, which was amortized over the service period.

In May 2023, the Company issued 200,000 ordinary shares with fair value of approximately $1,360,000 to certain directors, executive officers, and employees as compensations for their services.

In July 2023, the Company issued 4,339 and 43,394 ordinary shares, as commitment fee shares to an investor, with fair value of approximately $23,000 and $230,000, respectively, pursuant to a public standby equity purchase agreement and a private standby equity purchase agreement.

In August 2023, the Company issued 80,000 ordinary shares to a certain investor at $4.626 per share, which generated net proceeds of $370,080 for the Company.

In October 2023, the Company issued a total of 300,000 ordinary shares to a certain investor at $1.97 and $1.84 per share, which generated net proceeds of $570,200 for the Company.

In November 2023, the Company issued 200,000 ordinary shares to a certain investor at $1.37 per share, which generated net proceeds of $274,000 for the Company.

In December 2023, the Company issued a total of 420,000 ordinary shares to a certain investor at $1.24 and $1.11 per share, respectively, which generated net proceeds of $494,800 for the Company.

F-35

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

In January 2024, the Company issued a total of 580,000 ordinary shares to an investor at $1.21 and $1.06 per share, respectively, which generated net proceeds of $656,800 for the Company.

In February 2024, the Company issued a total of 310,000 ordinary shares to an investor at $1.09 and $1.08 per share, respectively, which generated net proceeds of $336,300 for the Company.

In March 2024, the Company issued a total of 590,000 ordinary shares to an investor at $1.06, $0.99, and $0.945 per share, respectively, which generated net proceeds of $584,050 for the Company.

In March 2024, the holder of the Company’s convertible promissory note issued in September 2023 converted an amount of $50,000 of partial principal and accrued interest with a conversion price at $0.8790 per share into 56,882 ordinary shares of the Company.

In April 2024, the holder of the Company’s convertible promissory note issued in September 2023 converted an amount of $75,000 of partial principal and accrued interest with a conversion price at $0.8579 per share into 87,422 ordinary shares of the Company.

In May 2024, the Company issued a total of 1,380,000 ordinary shares to an investor at $0.77, $0.663, and $0.65 per share, respectively, which generated net proceeds of $951,240 for the Company.

In May 2024, the holder of the Company’s convertible promissory note issued September 2023 converted an amount of $100,000 of partial principal and accrued interest with a conversion price at $0.6670 per share into 149,925 ordinary shares of the Company.

In June 2024, the Company issued 580,000 ordinary shares to an investor at $0.62 per share, which generated net proceeds of $359,600 for the Company.

(b) Stock-based compensation

The following table provides the details of the approximate total share-based payments expense during the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	(Unaudited)		(Unaudited)
Employees and directors share-based payments	$-		$1,360,000	(a)
Shares issued for services	136,000	(a)	32,603	(a)
	$136,000		$1,392,603

F-36

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(c) Stock options to employees and directors

On May 9, 2016, the Board of Directors of the Company adopted the 2016 Equity Incentive Plan, or the 2016 Plan. Pursuant to the 2016 Plan and its amendment in May 2021, the Company may offer up to five hundred thousand ordinary shares as equity incentives to its directors, employees and consultants. Such number of shares is subject to adjustment in the event of certain reorganizations, mergers, business combinations, recapitalizations, stock splits, stock dividends, or other change in the corporate structure of the Company affecting the issuable shares under the 2016 Plan. The Company accounts for its stock option awards to employees and directors pursuant to the provisions of ASC 718, Compensation – Stock Compensation. The fair value of each option award is estimated on the date of grant using the Black-Scholes Merton valuation model. The Company recognizes the fair value of each option as compensation expense ratably using the straight-line attribution method over the service period, which is generally the vesting period.

On July 24, 2020, the Company granted options to employees and directors to purchase an aggregate of 33,335 ordinary shares under the 2016 Plan. The fair value of these options was approximately $0.3 million at the date of the grant. The contractual life is three years.

Stock option activity for the six months ended June 30, 2023 is summarized as follows:

		Weighted	Weighted Average Remaining
	Options	Average Exercise	Contractual Life	Aggregated Intrinsic
	Outstanding*	Price*	(Years)	Value
Outstanding at January 1, 2023	28,250	$24.0	0.6	$-
Exercised	-	-
Canceled	(400)	$24.0
Outstanding at June 30, 2023 (Unaudited)	27,850	$24.0	0.1	$-
Vested and expected to be vested as of June 30, 2023 (Unaudited)	27,850	$24.0	0.1	$-
Options exercisable as of June 30, 2023 (vested) (Unaudited)	27,850	$24.0	0.1	$-

F-37

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

There were no stock options granted to employees during the six months ended June 30, 2024 and 2023. There was no option exercised during the six months ended June 30, 2024 and 2023.

As of June 30, 2024, no unrecognized compensation expense related to non-vested share options is expected to be recognized.

*	On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all share and per share information has been retroactively adjusted to give effect to the reverse stock split for all periods presented, unless otherwise indicated.

(d) Stock options and warrants to non-employees

Pursuant to the 2016 Plan and its amendment, for the six months ended June 30, 2024 and 2023, the Company issued nil and nil warrants to consultants, respectively. The Company expensed to administrative expense approximately $ nil and $ nil for the six months ended June 30, 2024 and 2023, respectively. During the six months ended June 30, 2024, no options or warrants were exercised.

As of June 30, 2024, there was no stock options and warrants outstanding and exercisable.

F-38

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

19. CONSOLIDATED SEGMENT DATA

Selected information by segment is presented in the following tables for the six months ended June 30, 2024 and 2023.

	Six Months Ended June 30, 2024 (Unaudited)	Six Months Ended June 30, 2023 (Unaudited)
Revenues (1)
TIT Segment	$60,795	$178,401
CBT Segment	18,017,752	13,899,608
	$18,078,547	$14,078,009

(1)	Revenues by operating segments exclude intercompany transactions.

	Six Months Ended June 30, 2024 (Unaudited)	Six Months Ended June 30, 2023 (Unaudited)
Income (loss) from operations
TIT Segment	$(31,306)	$(21,900)
CBT Segment	483,559	516,473
Corporate and others (2)	(576,609)	(2,170,806)
(Loss) from operations	(124,356)	(1,676,233)
Corporate other income, net	1,069,057	182,254
Corporate interest income	1,630	609
Corporate interest expense	(352,240)	(262,420)
Income (loss) before income taxes	594,091	(1,755,790)
Income tax expense	(5,347)	(34,513)
Income from continuing operations	588,744	(1,790,303)
Income from discontinued operations	-	(18,727)
Net income (loss)	588,744	(1,809,030)
Less: Loss attributable to the non-controlling interest	-	-
Net income (loss) attributable to the Company	$588,744	$(1,809,030)

(2)	Includes non-cash compensation, professional fees and consultancy fees for the Company.

Non-cash compensation by segment for the six months ended June 30, 2024 and 2023 are as follows:

	Six Months Ended June 30, 2024 (Unaudited)	Six Months Ended June 30, 2023 (Unaudited)

Non-cash compensation:
Corporate and others	$136,000	$1,392,603
	$136,000	$1,392,603

Depreciation and amortization by segment for six months ended June 30, 2024 and 2023 are as follows:

	Six Months Ended June 30, 2024 (Unaudited)	Six Months Ended June 30, 2023 (Unaudited)
Depreciation and amortization:
TIT Segment	$9,942	$22,380
CBT Segment	1,119,782	1,259,306
Corporate and others	-	7,586
	$1,129,724	$1,289,272

F-39

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	Six Months Ended June 30, 2024 (Unaudited)	Six Months Ended June 30, 2023 (Unaudited)
Provisions for allowance for credit losses on accounts receivable, other receivable and advances to suppliers:
TIT Segment	$4,378	$(12,331)
CBT Segment	1,693,100	986,240
	$1,697,478	$973,909

	Six Months Ended June 30, 2024 (Unaudited)	Six Months Ended June 30, 2023 (Unaudited)
Inventory obsolescence provision:
TIT Segment	$(1,055)	$2,455
CBT Segment	11,791	6,003
	$10,736	$8,458

Total assets by segment as of June 30, 2024 and December 31, 2023 are as follows:

	June 30, 2024 (Unaudited)	December 31, 2023
Total assets
TIT Segment	$127,314	$131,137
CBT Segment	33,744,814	31,384,549
Corporate and others	207,566	1,310,628
	$34,079,694	$32,826,314

F-40

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

20. COMMITMENTS AND CONTINGENCIES

The Company may from time to time be subject to legal proceedings, investigations, and claims incidental to conduct of our business.

In September 2023, Guangdong Zexun Advertising Co., Ltd. filed a lawsuit against the Company which claimed a payment of RMB 231,866 (approximately $32,200) from the Company resulted from its failure of performance for a business subcontract agreement signed by both parties in 2017. The Company anticipated an unfavorable outcome from the lawsuit and accrued a contingent liability of $32,200 for probable loss in 2023. The lawsuit was settled in a court mediation on January 30, 2024, and the Company agreed to pay the above claimed amount in three installments in 2024. The Company has paid the amount in three installments in February, May, and July 2024.

21. CONCENTRATIONS

For the six months ended June 30, 2024, one customer accounted for 14% of total revenues. For the six months ended June 30, 2023, no single customer accounted for greater than 10% of the total revenues. The Company’s top five customers in aggregate accounted for 29% and 31% of the Company’s revenues of continuing operations, for each of the six months ended June 30, 2024 and 2023, respectively.

The Company’s top five customers in aggregate accounted for 70% of total accounts receivable as of June 30, 2024, while two customers’ balance accounted for 37% and 12%, respectively. The Company’s top five customers in aggregate accounted for 48% of total accounts receivable as of December 31, 2023, while one customer accounted for greater than 10% of accounts receivable.

For the six months ended June 30, 2024 and 2023, approximately 82% and 69%, respectively, of total purchases were from five unrelated suppliers. Two suppliers each accounted for 50% and 12%, respectively, of total purchases for the six months ended June 30, 2024, and two suppliers each accounted for 23% and 18%, respectively, of total purchases for the six months ended June 30, 2023.

F-41

TAOPING INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

22. SUBSEQUENT EVENTS

On June 24, 2024, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it is currently not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of US$1.00 per share. Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s ordinary shares for the 30 consecutive business days from May 6, 2024 through June 20, 2024, the Company no longer meets the minimum bid price requirement. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has a compliance period of 180 calendar days, or until December 18, 2024 (the “Compliance Period”), to regain compliance with Nasdaq’s minimum bid price requirement. If at any time during the Compliance Period, the closing bid price per share of the Company’s ordinary shares is at least $1.00 for a minimum of 10 consecutive business days, Nasdaq will provide the Company a written confirmation of compliance and the matter will be closed.

On July 15, 2024, the Company issued 600,000 ordinary shares, to SHANJING CAPITAL GROUP CO., LTD (the “Investor”) at a price of approximately $0.60 per share, pursuant to a Standby Equity Purchase Agreement (the “Private SEPA”). The total proceeds the Company received from the above sales of the shares are $360,000. These shares were issued as part of the commitment by Investor to purchase from time to time, at our option, up the Company’s $10,000,000 of our ordinary shares pursuant to the Private SEPA, as described in the Form 6-K dated July 19, 2023.

F-42

Exhibit 99.2

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

IN CONNECTION WITH THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2024

In this report, as used herein, and unless the context suggests otherwise, the terms “TAOP,” “Company,” “we,” “us” or “ours” refer to the combined business of Taoping Inc. (F/K/A China Information Technology, Inc.), its subsidiaries and other consolidated entities. References to “dollar” and “$” are to U.S. dollars, the lawful currency of the United States, and references to “Renminbi” and “RMB” are to the legal currency of China. References to “SEC” are to the Securities and Exchange Commission.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our unaudited consolidated financial statements and the related notes included elsewhere in this Report on Form 6-K and with the discussion and analysis of our financial condition and results of operations contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 25, 2024 (the “2023 Form 20-F”). This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those identified elsewhere in this report on Form 6-K, and those listed in the 2023 Form 20-F under “Item 3. Key Information-D. Risk Factors” or in other parts of the 2023 Form 20-F.

Overview

We are a provider of cloud-based technologies for Smart City IoT platforms, digital advertising delivery, and other internet-based information distribution systems in China. Our Internet ecosystem enables all participants of the new media community to efficiently promote branding, disseminate information, and exchange resources. In addition, we provide a broad portfolio of software and hardware with fully integrated solutions, including information technology infrastructure, Internet-enabled display technologies, and IoT platforms to customers in government, education, residential community management, media, transportation, and other private sectors.

Prior to 2014, we generated majority of our revenues through selling our products to public service entities to help improve their operational efficiency and service quality. Our representative customers included China Ministry of Public Security, provincial bureaus of public security, fire departments, traffic bureaus, police stations, human resource departments, urban planning boards, civic administrations, land resource administrations, mapping and surveying bureaus, and the Shenzhen General Station of Exit and Entry Frontier Inspection.

In 2014, we generated revenues from sales of hardware products, software products, system integration services, and related maintenance and supporting services. Starting in 2015, with the introduction of our cloud-based software as a service (SaaS) offering, we generated additional recurring monthly revenues from SaaS fees.

In May 2017, we completed the business transformation and rolled out CAT and IoT technology based digital ads distribution network and new media resource sharing platform in the out-of-home advertising market. In 2017, 2018 and 2019, we generated most revenue from selling fully integrated ads display terminals. Starting from 2020, we had a portion of revenue generated from the sale of cloud severs as part of our CBT business. The revenues generated from SaaS and other software products and services remained small.

In June 2021, the Company consummated an acquisition of 100% of the equity interest of Taoping New Media Co., Ltd (“TNM”), a leading media operator in China’s out-of-home digital advertising industry. TNM focuses on digital life scenes and mainly engaged in selling out-of-home advertising time slots on its networked smart digital advertising display terminals with artificial intelligence and big data technologies.

In 2021, the Company ventured into blockchain related business through the launch of cryptocurrency mining operations and established new subsidiaries in Hong Kong to diversity revenue streams, following a decline in its Traditional Information Technology (TIT) business segment.

In September 2021, the Company and the Company’s wholly owned subsidiary, Information Security Technology (China) Co., Ltd. entered into an equity transfer agreement with Mr. Jianghuai Lin, the sole shareholder of iASPEC. Upon closing of the equity transfer, the Company’s existing variable interest entity structure was dissolved and iASPEC became a wholly owned indirect subsidiary of the Company.

In January 2022, the Company completed the acquisition of 100% equity interest of Zhenjiang Taoping IoT Tech. Co., Ltd. (“ZJIOT”), aiming to accelerate the Company’s smart charging pile and digital new media businesses in East China.

In December 2022, the Company entered into a series of contracts with certain third parties to sell its cryptocurrency mining and related equipment. The Company also terminated the leases for both the office facility and the storage rooms, which were previously used to house most of its mining machines for its cryptocurrency mining operations, and laid off relevant employees. As a result, the Company had ceased its cryptocurrency mining business by December 31, 2022. The Company disposed of 100% equity interests of Taoping Digital Assets (Hong Kong) Limited to an unrelated third party on September 6, 2023, and disposed of 100% equity interests of Taoping Digital Assets (Asia) Limited and Taoping Capital Limited (including their respective subsidiary) to an unrelated third party on October 27, 2023.

In May 2023, the Company established a subsidiary Taoping EP Holdings (Shenzhen) Co., Ltd. with a majority stake of 51%, to explore the new off-grid wastewater treatment business line.

In September 2023, the Company acquired 80% equity from other shareholders of Fujian Taoping Investment Co., Ltd. with nil consideration, to expand its digital advertising and other businesses in Fujian Province. As a result of the acquisition, the Company currently owns 100% of Fujian Taoping Investment Co, Ltd.

In November 2023, the Company established a subsidiary Taoping (Guangxi) EP Tech Co., Ltd. to expand its wastewater treatment business in Guangxi Province.

In April 2024, the Company established a subsidiary Taoping Industrial (Yunnan) Co., Ltd. to explore business of cross-border trades and services in Yunnan Province.

In June 2024, ZJIOT was dissolved as a result of the Company’s business realignment.

The Company’s business was negatively impacted by COVID-19 pandemic from fiscal years 2020 to 2022. Since the pandemic was largely contained in China in late 2022, and as a result of the recovery of market conditions and customer demands, the Company’s revenue continued to grow in 2023 and the first half of 2024. Revenue in the first half of 2024 was $18.1 million, compared to $14.1 million for the same period of 2023, an increase of $4.0 million, or 28.4%. The Company incurred a net income of approximately $0.6 million for the six months ended June 30, 2024, an improvement from a net loss of approximately $1.8 million for the same period of last year.

Effective at the market opening on August 1, 2023, the Company implemented a one-for-ten share combination of its issued and outstanding ordinary shares where every ten ordinary shares outstanding were automatically combined and converted into one issued and outstanding ordinary share. Any fractional shares resulting from the share combination were rounded up to the nearest whole share. The share combination was intended to increase the per share trading price of the Company’s ordinary shares to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Stock Market. The Company regained compliance with the Nasdaq minimum bid price rule on August 15, 2023. This share combination did not change the number of shares the Company is authorized to issue or the par value of the ordinary shares. Accordingly, except as otherwise indicated, all share and per share information contained in this report on Form 6-K has been restated to retroactively show the effect of the share combination.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates include assessment of credit losses and useful lives of property and equipment. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

Please see Note 2 to our unaudited consolidated financial statements included elsewhere in this report on Form 6-K for a summary of significant accounting policies.

Recently Adopted and Issued Accounting Pronouncements

Please see Note 2 to our unaudited consolidated financial statements included elsewhere in this report on Form 6-K for a summary of recently adopted and issued accounting pronouncements.

Results of Operations

The following table sets forth key components of our results of operations for the first six months ended June 30, 2024 and 2023, both in dollars and as a percentage of our revenue.

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	(Unaudited)		(Unaudited)
	Amount	% of Revenue	Amount	% of Revenue
Revenue	$18,078,547	100.00%	$14,078,009	100.00%
Costs of revenue	13,937,855	77.10%	10,203,109	72.48%
Gross profit	4,140,692	22.90%	3,874,900	27.52%
Administrative expenses	(2,781,775)	(15.39)%	(3,750,087)	(26.64)%
Research and development expenses	(1,224,244)	(6.77)%	(1,585,894)	(11.27)%
Selling expenses	(259,029)	(1.43)%	(215,152)	(1.53)%
Loss from operations	(124,356)	(0.69)%	(1,676,233)	(11.91)%
Subsidy income	43,641	0.24%	142,324	1.01%
Income (loss) from long-term investments	70,968	0.39%	(836)	(0.01)%
Other income (loss), net	954,447	5.28%	40,767	0.29%
Interest expense and debt discounts, net of interest income	(350,609)	(1.94)%	(261,812)	(1.86)%
Income (loss) before income taxes	594,091	3.29%	(1,755,790)	(12.47)%
Income tax expense	(5,347)	(0.03)%	(34,513)	(0.25)%
Net income (loss) from continuing operations	588,744	3.26%	(1,790,303)	(12.72)%
Net income (loss) from discontinued operations	-	-%	(18,727)	(0.13)%
Net income (loss)	588,744	3.26%	(1,809,030)	(12.85)%
Less: net loss attributable to non- controlling interest	-	-%	-	-%
Net income (loss) attributable to the Company	$588,744	3.26%	$(1,809,030)	(12.85)%

Revenue

Revenue was $18.1 million for the first six months of 2024, compared to $14.1 million for the same period of last year, an increase of $4.0 million, or 28.4%. The increase was primarily due to an increase of $3.2 million of revenue from product sale of servers, cloud-based screens and terminals, an increase of $1.3 million in advertising revenue, and an increase of $0.2 million in software revenue, offset by a decrease of $0.7 million in other revenue. The Company expects that revenue for the second half of 2024 will slightly increase as a result of the growth in the advertising business, as well as in product sales of its cloud-based screens, terminals, and new applications.

Cost of Revenue and Gross Profit

Cost of revenue was $13.9 million for the six months ended June 30, 2024, compared to $10.2 million for the same period of 2023. As a percentage of revenue, our cost of revenue increased to 77.1% for the first six months of 2024, from 72.5% for the same period of 2023. As a result, gross profit as a percentage of revenue was 22.9% for the first six months ended June 30, 2024 compared to 27.5% for the same period of 2023. The increase in the overall gross profits was in line with the increase of total revenue. The decrease in the overall gross margin was primarily resulted from the decreased margin of the advertising business. The Company expects that the gross margin for the remainder of 2024 will be consistent with that for the first half of the year.

Administrative, R&D and Selling expenses

Administrative expenses decreased by $1.0 million, or 25.8%, to $2.8 million for the first six months of 2024, from $3.8 million for the same period of 2023. Such decrease was mainly caused by a decrease in share-based compensation of $1.4 million and a decrease in foreign currency exchange loss of $0.3 million, offset by an increase of $0.7 million in allowance for credit losses. As a percentage of revenue, administrative expenses decreased to 15.4% for the first six months of 2024, from 26.6% for the same period of 2023. The Company expects that the administrative expenses for the remainder of 2024 will be consistent with that for the first half of the year.

Research and development (“R&D”) expenses decreased by $0.4 million, or 22.8%, to $1.2 million for the first six months of 2024, from $1.6 million for the same period of 2023. Such decrease was primarily due to the decrease in depreciation expenses of purchased software, and the decrease in payroll and benefits for R&D staff. As a percentage of revenue, R&D expenses decreased to 6.8% for the first six months of 2024, from 11.3% for the same period of last year. R&D expenses for the remainder of 2024 are expected to be consistent with revenue growth during the same period.

Selling expenses increased by $0.1 million, or 20.4%, to $0.3 million for the first six months of 2024, from $0.2 million for the same period of 2023. The increase was primarily due to the increased payroll expenses for the sales department which was in line with the increase in revenue. Selling expenses for the remainder of 2024 are expected to be consistent with revenue growth during the same period.

Other income (loss), net

Other income for the first six months of 2024 was approximately $1.0 million, compared to other income of approximately $0.04 million for the first six months of 2023. Other income for the first six months of 2024 was mainly generated from the write-off of approximately $1.0 million of accounts payable, other payables and advances from customers.

Net income (loss) attributable to Company

As a result of the cumulative effect of the foregoing factors, we had a net profit attributable to the Company of $0.6 million for the first six months of 2024, improved from a net loss of $1.8 million for the same period of last year.

Liquidity and Capital Resources

As of June 30, 2024, we had cash and cash equivalents of $0.5 million.

As of June 30, 2024, the Company had short-term bank loans of approximately $8.0 million, which mature on various dates from July 6, 2024 to September 27, 2024. The short-term bank loans may be extended upon maturity for another year by the banks without additional charges to the Company. The bank borrowings are in the form of credit facilities. Amounts available to the Company from the banks are based on the amount of collateral pledged or the amount guaranteed by the Company’s subsidiaries. These borrowings bear fixed interest rates ranging from 3.45% to 4.80% per annum. The weighted average interest rates on short term debt were approximately 4.43% and 4.76% for the six months ended June 30, 2024 and 2023, respectively. The interest expenses were approximately $0.2 million and $0.2 million, respectively, for the six months ended June 30, 2024 and 2023.

The Company has renewed bank facilities valued at approximately $1.8 million in July 2024.

In addition, on July 17, 2023, the Company entered into both a public standby equity purchase agreement and a private standby equity purchase agreement with an investor. Pursuant to the agreements, the Company has the right, but not the obligation, to sell to the investor up to $1,000,000 and $10,000,000, respectively, of its ordinary shares, within 24 months and 36 months, respectively, from the date of the agreements. As of August 31, 2024, the Company had received a total of approximately $5.0 million in gross proceeds under these two equity line financings.

We evaluate the creditworthiness of all of our customers individually before accepting them, and continuously monitor the recoverability of accounts receivable individually or in aggregate through aging analysis, as well as past credit loss history and current financial conditions of our customers. If there are any indicators that a customer may not make payment, the Company may consider making provision for non-collectability for that particular customer. At the same time, the Company may cease further sales or services to such customer. We have established an accounting policy to account for allowance for credit loss described in Note 2(e) to our unaudited consolidated financial statements.

The normal credit term is ranging from 1 month to 3 months after the customers’ acceptance of data storage servers or software, and completion of advertising and other services, and ranging from 1 month to 6 months after the customers’ acceptance of ads display terminals. However, because of various factors related to the business cycle, the actual collection of outstanding accounts receivable may be beyond the normal credit terms.

The allowance for credit losses at June 30, 2024 and December 31, 2023, totaled approximately $6.9 million and $25.6 million, respectively, representing management’s best estimate. The following table describes the movements for allowance for credit losses during the six-month period ended June 30, 2024.

Balance at December 31, 2023	$25,591,946
Increase in allowance for credit losses	938,628
Decrease from dissolution of a subsidiary	(1,119)
Amounts written off as uncollectible	(18,751,521)
Foreign exchange difference	(881,602)
Balance at June 30, 2024 (Unaudited)	$6,896,332

The following table summarizes the key cash flow components from our consolidated statements of cash flows for the periods indicated.

Cash and Financial Position

As of June 30, 2024, the Company had cash and cash equivalents of $0.5 million, compared to cash and cash equivalents of $1.3 million of December 31, 2023. Working capital was $9.2 million as of June 30, 2024, compared to a working capital of $5.2 million as of December 31, 2023.

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(2,532,001)	$(670,271)
Net cash used in investing activities	$(776,838)	$(348,070)
Net cash provided by financing activities	$2,499,300	$346,394

Operating Activities

Net cash used in operating activities was approximately $2.5 million for the first six months of 2024, compared to net cash used in operating activities of approximately $0.7 million for the same period of 2023. For the first six months of 2024, the negative operating cash flow was primarily attributed to the increase in inventories and advances to suppliers.

Investing Activities

Net cash used in investing activities was approximately $0.8 million for the first six months of 2024, and net cash used in investing activities was approximately $0.3 million for the same period of 2023. Net cash outflow in investing activities for the first half of 2024 and 2023 was primarily due to purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was approximately $2.5 million for the first six months of 2024, mainly attributable to proceeds from issuance of ordinary shares of $2.9 million, offset by $0.4 million in repayment of short-term bank loans. Net cash provided by financing activities was approximately $0.3 million for the first six months of 2023, mainly attributable to borrowings from related parties of $0.4 million, partially offset by $0.1 million in net repayment of short-term bank loans.

Exhibit 99.3

Taoping Reports 28.4% Increase in Revenue for the First Six Months of 2024, with

EPS of $0.13 Per Diluted Share Compared to a Loss of $1.10 in the Corresponding Period of 2023

Shenzhen, China, September 5, 2024 – Taoping Inc. (Nasdaq: TAOP, the “Company”), a provider of innovative smart cloud platform services and solutions, new media and artificial intelligence (AI) solutions, today reported a 28.4% year over year revenue growth to $18.1 million for the six months ended June 30, 2024, with a significant improvement in profitability as the Company delivered net income of $0.13 per diluted share, compared to a net loss of $1.10 per diluted share in the same period of last year.

Taoping’s strong first half 2024 results were driven by increased demand for its cutting-edge Smart City products and solutions enabled by Taoping’s national sales network and scalable, compatible cloud platform. The Company’s integrated ecosystem solutions seamlessly combine its robust technology platform, resource exchange mechanisms, and big data services.

Mr. Jianghuai Lin, Chairman and CEO of Taoping, commented, “We continue to execute on our business strategy, with a focus on driving revenue growth and improving profitability. Our expanded product lines and diversified applications, combined with the rebounding broader market customer demand, helped us deliver a 28.4% year over year revenue growth for the first six months of 2024. We are particularly pleased with the improvement in our net income per diluted share, which jumped to $0.13 from a net loss per diluted share of $1.10 in the first half of 2023, as we benefit from an accelerating growth in our higher margin products and software solutions.”

“While we are devoting additional resources to support higher demand for our cutting-edge Smart City products and solutions, our digital advertising, other cloud-based and core AI-related products and applications have all been positive drivers, led by Taoping’s extensive sales network throughout China and our highly scalable and compatible cloud platform. Our Smart City products and solutions were specifically designed to remove technical challenges and resource constraints to help customers operate in this new AI-dependent world. This approach gives us a meaningful competitive advantage and confidence as we focus on our continued growth and innovation to generate higher value for shareholders that aligns with our business fundamentals and catalysts.”

Select Financial Results for the Six Months Ended June 30, 2024

Revenue was $18.1 million for the first six months of 2024, compared to $14.1 million for the same period of last year, an increase of $4.0 million, or 28.4%. The increase was primarily due to an increase of $3.2 million from product sales of servers, cloud-based screens and terminals, an increase of $1.3 million in advertising revenue, and an increase of $0.2 million in software revenue, offset by a decrease of $0.7 million in other revenue. The Company expects that revenue for the second half of 2024 will increase slightly as a result of the growth in the advertising business, as well as in product sales of its cloud-based screens, terminals, and new applications.

Cost of revenue was $13.9 million for the six months ended June 30, 2024, compared to $10.2 million for the same period of 2023. As a percentage of revenue, cost of revenue increased to 77.1% for the first six months of 2024, from 72.5% for the same period of 2023.

Gross profit as a percentage of revenue was 22.9% for the first six months ended June 30, 2024 compared to 27.5% for the same period of 2023. The increase in overall gross profit was in line with the increase of total revenue. The decrease in overall gross margin primarily resulted from the decreased margin of the advertising business. The Company expects that gross margin for the remainder of 2024 will be consistent with that for the first half of the year.

Net profit attributable to the Company was $0.6 million or net income of $0.13 per diluted share for the first six months of 2024, compared to a net loss of $1.8 million or a loss of $1.10 per diluted share for the same period of last year.

About Taoping Inc.

Taoping Inc. (Nasdaq: TAOP) has a long history of successfully leveraging technology in the development of innovative solutions to help customers in both the private and public sectors to more effectively communicate and market to their desired targets. The Company has built a far-reaching city partner ecosystem and comprehensive portfolio of high-value, high-traffic areas for its products, which are aligned together with Taoping’s smart cloud platform, cloud services and solutions, new media and artificial intelligence. For more information about Taoping, please visit http://en.taop.com. You can also follow us on X.

Safe Harbor Statement

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, such as statements regarding our estimated future results of operations and financial position, our strategy and plans, and our objectives or goals, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: our potential inability to achieve or sustain profitability or reasonably predict our future results, the effects of the global Covid-19 pandemic or other health crisis, the emergence of additional competing technologies, changes in domestic and foreign laws, regulations and taxes, uncertainties related to China’s legal system and economic, political and social events in China, the volatility of the securities markets; and other risks including, but not limited to, those that we discussed or referred to in the Company’s disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) available on the SEC’s website at www.sec.gov, including the Company’s most recent Annual Report on Form 20-F as well as in our other reports filed or furnished from time to time with the SEC. The forward-looking statements included in this press release are made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, other than as required by applicable law.

For further information, please contact:

Taoping Inc. Xue Jiang IR@taop.com www.taop.com	Global IR Partners David Pasquale TAOP@globalirpartners.com New York Office: +1-914-337-8801

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2024 AND DECEMBER 31, 2023

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$480,300	$1,300,855
Accounts receivable, net	7,436,851	8,063,280
Accounts receivable-related parties, net	243,186	630,775
Advances to suppliers	15,041,800	12,015,810
Prepaid expenses	148,782	349,558
Inventories, net	3,218,169	1,250,567
Other current assets	881,179	1,640,070
TOTAL CURRENT ASSETS	27,450,267	25,250,915

Property, equipment and software, net	6,130,763	6,677,484
Long-term investments	139,145	86,889
Other assets, non-current, net	359,519	811,026
TOTAL ASSETS	$34,079,694	$32,826,314

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term bank loans	$7,950,679	$8,547,509
Accounts payable	1,506,094	832,436
Advances from customers	1,881,098	1,199,732
Advances from customers-related parties	35,606	90,880
Amounts due to related parties	1,581,883	3,037,607
Accrued payroll and benefits	648,993	626,151
Other payables and accrued expenses	4,232,648	5,224,225
Income tax payable	53,894	55,262
Convertible note payable	350,930	449,215
TOTAL CURRENT LIABILITIES	18,241,825	20,063,017

TOTAL LIABILITIES	18,241,825	20,063,017

EQUITY
Ordinary shares, 2024 and 2023: par $0; authorized capital 100,000,000 shares; shares issued and outstanding, June 30, 2024: 6,626,051 shares; December 31, 2023: 2,891,822 shares*;	168,279,087	165,115,938
Additional paid-in capital	22,553,364	22,603,523
Reserve	10,209,086	10,209,086
Accumulated deficit	(208,163,804)	(208,752,548)
Accumulated other comprehensive income	22,960,136	23,587,298
Total equity of the Company	15,837,869	12,763,297
Non-controlling interest	-	-
Total Equity	15,837,869	12,763,297

TOTAL LIABILITIES AND EQUITY	$34,079,694	$32,826,314

*

On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

Accompanying notes are provided in the Company’s 6-K filing with the U.S. Securities and Exchange Commission, which are an integral part of the unaudited consolidated financial statements included in such 6-K.

TAOPING INC.

(F/K/A CHINA INFORMATION TECHNOLOGY, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	Six Months Ended	Six Months Ended
	June 30, 2024	June 30, 2023
	(Unaudited)	(Unaudited)
Revenue – Products	$11,242,840	$8,074,534
Revenue – Products-related parties	133,832	71,420
Revenue – Software	4,007,671	3,777,209
Revenue – Advertising	2,568,614	1,316,932
Revenue – Other	124,630	835,555
Revenue – Other-related parties	960	2,359
TOTAL REVENUE	18,078,547	14,078,009

Cost – Products	10,276,804	7,386,299
Cost – Software	1,282,985	1,711,442
Cost – Advertising	2,376,672	1,090,137
Cost – Other	1,394	15,231
TOTAL COST	13,937,855	10,203,109

GROSS PROFIT	4,140,692	3,874,900

Administrative expenses	2,781,775	3,750,087
Research and development expenses	1,224,244	1,585,894
Selling expenses	259,029	215,152
(LOSS) FROM OPERATIONS	(124,356)	(1,676,233)

Subsidy income	43,641	142,324
Income (loss) from long-term investments	70,968	(836)
Other income (loss), net	954,447	40,767
Interest expense and debt discounts, net of interest income	(350,609)	(261,812)

Income (loss) before income taxes	594,091	(1,755,790)

Income tax expense	(5,347)	(34,513)

Net income (loss) from continuing operations	588,744	(1,790,303)
Net income (loss) from discontinued operations	-	(18,727)
NET INCOME (LOSS)	588,744	(1,809,030)
Less: Net income (loss) attributable to the non-controlling interest	-	-
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$588,744	$(1,809,030)

Income (loss) per share – Basic and Diluted*
CONTINUING OPERATIONS
Basic	$0.13	$(1.09)
Diluted	$0.13	$(1.09)

DISCONTINUED OPERATIONS
Basic	$-	$(0.01)
Diluted	$-	$(0.01)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO THE COMPANY*
Basic	$0.13	$(1.10)
Diluted	$0.13	$(1.10)

*

On August 1, 2023, the Company implemented a one-for-ten reverse stock split of the Company’s issued and outstanding ordinary shares. Except shares authorized, all references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

Accompanying notes are provided in the Company’s 6-K filing with the U.S. Securities and Exchange Commission, which are an integral part of the unaudited consolidated financial statements included in such 6-K.